As filed with the Securities and Exchange Commission on December 22, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________

FORM S-1
Registration Statement Under The Securities Act of 1933
________________

Cover-All Technologies Inc.
(Exact name of Registrant as specified in its charter)
________________

Delaware (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code number)	13-2698053 (I.R.S. Employer Identification No.)
________________

55 Lane Road, Suite 300
Fairfield, New Jersey 07004
(973) 461-5200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
________________

John W. Roblin
Chief Executive Officer
Cover-All Technologies Inc.
55 Lane Road
Fairfield, New Jersey 07004
(973) 461-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________

Copies to:
David E. Weiss, Esq.
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
(212) 335-4500
________________

Approximate date of commencement of proposed sale to the public:
From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	9,876,584	$9,135,840	$359
Total	9,876,584	$9,135,840	$359

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby includes such indeterminate number of additional shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based upon the average bid and asked price of the common stock on December 17, 2008, as reported on the OTC Bulletin Board.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
__________________________________

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated        , 2008

-ii-

-iii-

PROSPECTUS

9,876,584 Shares of Common Stock

Cover-All Technologies Inc.

This prospectus relates to the resale by selling stockholders identified in the section entitled “Selling Stockholders” on page 44 of up to an aggregate of 9,876,584 shares of common stock of Cover-All Technologies Inc., which consists of:

•	9,776,584 shares of common stock; and

•	100,000 shares of common stock issuable upon the exercise of outstanding warrants.

The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares.  For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled “Plan of Distribution” on page 47 of this prospectus.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol “COVR.OB”.  On December 15, 2008, the last reported sale price of our shares on the Over-the-Counter Bulletin Board was $0.81 per share.  You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 4 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated        , 2008.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission, or SEC.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus.  You should read the following summary together with the entire prospectus, including the more detailed information regarding us and the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus.  You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” beginning on page 4 before deciding to invest in our common stock.  Unless otherwise stated or the context requires otherwise, references in this prospectus to “we,” “our” or “us” refer to Cover-All Technologies Inc. and its subsidiaries.

Overview

We provide state-of-the-art software products, services and solutions to the property and casualty insurance industry.  Our customers include insurance companies, agents, brokers and managing general agents (MGAs).

Our software products and services focus on the functions required to market, underwrite, rate, issue, print, bill and support the entire life cycle of insurance policies.  Our products and services combine an in-depth knowledge of property and casualty insurance with innovative solution designs using state-of-the-art technology.  Our products are either available “off-the-shelf” or customized to specific customer needs.  Our software can be licensed for customer use on their own platforms or can be provided through our application services provider, referred to as ASP, using third party technology platforms and support.

We also provide a wide range of professional services that support product customization, conversion from existing systems and data integration with other software or reporting agencies.  We also offer on-going support services including incorporating recent insurance rate and rule changes in our solutions.  These support services also include analyzing the changes, developments, quality assurance, documentation and distribution of insurance rate and rule changes.

We earn revenue from software contract licenses, service fees from ASPs, continuing maintenance fees for servicing the product and professional services.

Corporate Information

We were incorporated in Delaware in April 1985 as Warner Computer Systems, Inc. and changed our name to Warner Insurance Services, Inc. in March 1992.  In June 1996, we changed our name to Cover-All Technologies Inc. Our products and services are offered through our wholly-owned subsidiary, Cover-All Systems, Inc., also a Delaware corporation.

Our principal executive offices are located at 55 Lane Road, Suite 300, Fairfield, New Jersey 07004, and our telephone number is (973) 461-5200.  Our website address is www.cover-all.com.  The information on, or that can be accessed through, our website is not part of this prospectus.

The Offering

Common stock offered by the selling stockholders	Up to 9,876,584 shares of our common stock, which consists of:

	•	9,776,584 shares of common stock; and

	•	100,000 shares of common stock issuable upon the exercise of outstanding warrants.

Use of Proceeds
Proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders.  We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.  We may receive proceeds from the exercise of the warrants whose underling shares of common stock are covered by this prospectus.

OTC Bulletin Board symbol for our Common Stock	“COVR.OB”

As of December 15, 2008, we had 24,134,683 shares of common stock outstanding, 1,972,463 options to purchase an aggregate of 1,972,463 shares of common stock outstanding, 121,429 warrants to purchase an aggregate of 121,429 shares of common stock outstanding and an aggregate of 232,500 shares of common stock issuable upon the settlement of 232,500 time-based restricted stock units outstanding.

RISK FACTORS

You should carefully consider the risks described below before making a decision to buy our common stock.  If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed.  In that case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock.  You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Related to Our Business

While we were profitable in 2007, we incurred losses in 2006 and 2005.  Our earnings are volatile, and we may not be profitable in the future.

We incurred a loss of $1,000,000 in 2006 and $1,434,000 in 2005.  Although we generated net income of $1,231,000 in 2007, $767,000 in 2004 and $392,000 in 2003, there is no assurance that we will be able to maintain profitability in the future.  Our ability to invest in sales and marketing programs, to expand and upgrade our technology infrastructure and to fund our research and development efforts will depend on existing cash balances and our ability to generate cash in the future.  This, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.  If we are unable to achieve or maintain profitability in the future, we may be unable to fund our liquidity needs.

We may need additional financing in order to continue to develop our business.

We may need additional financing to continue to fund the research and development of our software products and to expand and grow our business generally.  To the extent that we will be required to fund operating losses, our financial position would deteriorate.  We may not be able to find significant additional financing on terms favorable to us or at all.  If equity securities are issued in connection with a financing, dilution to our stockholders may result, and if additional funds are raised through the incurrence of debt, we may be subject to further restrictions on our operations and finances.  Furthermore, if we do incur additional debt, we may be limiting our ability to repurchase capital stock, engage in mergers, consolidations, acquisitions and asset sales, or alter our lines of business, even though these actions might otherwise benefit our business.  As of December 31, 2007, we had a net stockholders’ equity of approximately $2,285,000 and a net working capital of approximately $545,000.

We depend on product development in order to remain competitive in our industry.

We are currently investing resources in product development and expect to continue to do so in the future.  Our future success will depend on our ability to continue to enhance our current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving insurance industry requirements and otherwise achieve market acceptance.  We may not be successful in continuing to develop and market on a timely and cost-effective basis product enhancements or new products that respond to technological advances by others, or that these products will achieve market acceptance.  In addition, we have in the past experienced delays in the development, introduction and marketing of new and enhanced products, and we may experience similar delays in the future.  Any failure by us to anticipate or respond adequately to changes in technology and insurance industry preferences, or any significant delays in product development or introduction, would significantly and adversely affect our business, operating results and financial condition.

Our products may not achieve market acceptance, which may make it difficult for us to compete.

Our future success will depend upon our ability to increase the number of insurance companies that license our software products.  As a result of the intense competition in our industry and the rapid technological changes which characterize it, our products may not achieve significant market acceptance.  Further, insurance companies are typically characterized by slow decision-making and numerous bureaucratic and institutional obstacles which will make our efforts to significantly expand our customer base difficult.

We depend on key personnel.

Our success depends to a significant extent upon a limited number of members of senior management and other key employees, including John W. Roblin, our Chief Executive Officer, Manish D. Shah, our President and Chief Technology Officer, and Maryanne Gallagher, our Executive Vice President and Chief Operating Officer.  We maintain key man life insurance on Mr. Roblin, Mr. Shah and Ms. Gallagher in the amount of $1,000,000 per individual.  The loss of the service of one or more key managers or other key employees could have a significant and adverse effect upon our business, operating results or financial condition.  In addition, we believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled technical, management, sales and marketing personnel.  Competition for such personnel in the computer software industry is intense.  We may not be successful in attracting and retaining such personnel, and the failure to do so could have a material adverse effect on our business, operating results or financial condition.

Our products are affected by rapid technological change and we may not be able to keep up with these changes.

The demand for our products is impacted by rapid technological advances, evolving industry standards in computer hardware and software technology, changing insurance industry requirements and frequent new product introductions and enhancements that address the evolving needs of the insurance industry.  The process of developing software products such as those we offer is extremely complex and is expected to become increasingly complex and expensive in the future with the introduction of new platforms and technologies.  The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable.  Our future success depends upon our ability to anticipate or respond to technological advances, emerging industry standards and practices in a timely and cost-effective manner.  We may not be successful in developing and marketing new products or enhancements to existing products that respond to technological changes or evolving industry standards.  The failure to respond successfully to these changes and evolving standards on a timely basis, or at all, could have a detrimental effect on our business, operating results and financial condition.

Our market is highly competitive.

Both the computer software and the insurance software systems industries are highly competitive.  There are a number of larger companies, including computer manufacturers, computer service and software companies and insurance companies, that have greater financial resources than we have.  These companies currently offer and have the technological ability to develop software products similar to those offered by us.  These companies present a significant competitive challenge to our business.  Because we do not have the same financial resources as these competitors, we may have a difficult time in the future in competing with these companies.  In addition, very large insurers internally develop systems similar to our systems and as a result, they may not become customers of our software.  We compete on the basis of our insurance knowledge, products, service, price, system functionality and performance and technological advances.  Although we believe we can continue to compete on the basis of these factors, some of our current competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do.  Our current competitors may be able to:

•	undertake more extensive marketing campaigns for their brands and services;

•	devote more resources to product development;

•	adopt more aggressive pricing policies; and

•	make more attractive offers to potential employees and third-party service providers.

We depend upon proprietary technology and we are subject to the risk of third party claims of infringement.

Our success and ability to compete depends in part upon our proprietary software technology.  We also rely on certain software that we license from others.  We rely on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect our proprietary rights.  We currently have no patents or patent applications pending.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.  The steps we take to protect our proprietary technology may not prevent misappropriation of our technology, and this protection may not stop competitors from developing products which function or have features similar to our products.

While we believe that our products and trademarks do not infringe upon the proprietary rights of third parties, third parties may claim that our products infringe, or may infringe, upon their proprietary rights.  Any infringement claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require us to develop non-infringing technology or enter into royalty or licensing agreements.  Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.  If a claim of product infringement against us is successful and we fail or are unable to develop non-infringing technology or license the infringed or similar technology, our business, operating results and financial condition could be significantly and adversely affected.

We depend on existing major customers.

In 2007 and 2006, our software products operations depended primarily on certain existing major customers.  One of these major customers accounted for approximately 19% and 27% of our total revenues in 2007 and 2006, respectively.  One new other major customer accounted for approximately 25% of our total revenue in 2007.  We anticipate that our operations will continue to depend upon the continuing business of our existing customers, particularly the major customers, and the ability to attract new customers.  As a result, the loss of one or more of our existing major customers or our inability to continue to attract new customers could significantly and adversely affect our business, operating results and financial condition.

A decline in computer software spending may result in a decrease in our revenues or lower our growth rate.

A decline in the demand for computer software among our current and prospective customers may result in decreased revenues or a lower growth rate for us because our sales depend, in part, on our customers’ level of funding for new or additional computer software systems and services.  Moreover, demand for our solutions may be reduced by a decline in overall demand for computer software and services.  The current decline in overall technology spending may cause our customers to reduce or eliminate software and services spending and cause price erosion for our solutions, which would substantially affect our sales of new software licenses and the average sales price for these licenses.  Because of these market and economic conditions, we believe there will continue to be uncertainty in the level of demand for our products and services. Accordingly, we cannot assure you that we will be able to increase or maintain our revenues.

We may not get the full benefit of our tax credits.

Under the United States Internal Revenue Code, companies that have not been operating profitably are allowed to apply certain of their past losses to offset future taxable income liabilities they may incur once they reach profitability.  These amounts are known as net operating loss carryforwards.  At December 31, 2007, we had approximately $25,700,000 of federal net operating tax loss carryforwards expiring at various dates through 2026.  Because of certain provisions of the Tax Reform Act of 1986 related to change of control, however, we may not get the full benefit of these loss carryforwards.  If we are limited from using net operating loss carryforwards to offset any of our income, this would increase our taxes owed and reduce our cash for operations.

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

Holders of our common stock may have difficulty in selling those shares.

Our common stock is not traded on any securities exchange or an inter-dealer quotation system.  Prices for our common stock are quoted on the Over-the-Counter (OTC) Bulletin Board.  Securities whose prices are quoted on the OTC Bulletin Board do not enjoy the same liquidity as securities that trade on a securities exchange or an inter-dealer quotation system.  As a result, you may have difficulty in selling shares of our common stock.  In addition, our common stock is a “penny stock” as that term is defined in the Securities Exchange Act of 1934.  Brokers effecting transactions in a “penny stock” are subject to additional customer disclosure and record keeping obligations, including disclosure of the risks associated with low price stocks, stock quote information, and broker compensation.  In addition, brokers effecting transactions in a “penny stock” are also subject to additional sales practice requirements under Rule 15g-9 of the Exchange Act including making inquiries into the suitability of “penny stock” investments for each customer or obtaining a prior written agreement for the specific “penny stock” purchase.  Because of these additional obligations, some brokers will not effect transactions in “penny stocks.”

Our stock price has been volatile.

Quarterly operating results have fluctuated and are likely to continue to fluctuate significantly.  The market price of our common stock has been and may continue to be highly volatile.  Factors that are difficult to predict, such as quarterly revenues and operating results, limited trading volumes and overall market performance, will have a significant effect on the price for shares of our common stock.  Revenues and operating results have varied considerably in the past from period to period and are likely to vary considerably in the future.  We plan product development and other expenses based on anticipated future revenue. If revenue falls below expectations, financial performance is likely to be adversely affected because only small portions of expenses vary with revenue.  As a result, period-to-period comparisons of operating results are not necessarily meaningful and should not be relied upon to predict future performance.

Our shares are subject to dilution as a result of the exercise of our warrants.

An aggregate of 121,429 warrants, expiring in 2011, to purchase such number of shares of our common stock issued to the same investors, were outstanding as of December 31, 2007 and exercisable at a current exercise price of $0.35 per share.  The current exercise prices of these warrants are subject to adjustment if and whenever we issue or sell additional shares of our common stock for less than 95% of the market price on the date of issuance or sale, in which case the exercise price will be reduced to a new exercise price in accordance with the terms of the warrant.  Pursuant to the terms of these warrants, the issuance or sale of additional shares of common stock resulting from (1) the exercise of stock options to be granted in the future to employees or directors pursuant to our existing stock option plans or (2) the exercise of any convertible security, in either case outstanding on the date of the warrant, will not trigger any adjustment to the exercise price of the warrants.  The issuance of any additional shares of our common stock as a consequence of the exercise of any of the warrants may result in significant dilution to our stockholders and may depress the market price of our common stock.  Further, if the exercise price of the warrants is adjusted, the additional shares of our common stock that would be issued upon exercise of the warrants as a result of such adjustment may also result in significant dilution to our stockholders.

Provisions of our certificate of incorporation, as amended, and by-laws and Delaware law might discourage, delay or prevent a change of control of or changes in our management and, as a result, depress the trading price of our common stock.

Our certificate of incorporation, as amended (the “Certificate of Incorporation”), and by-laws contain provisions that could discourage, delay or prevent a change in control or changes in our management that our stockholders may deem advantageous.  These provisions:

•	require super-majority voting to amend some provisions in our Certificate of Incorporation and by-laws;

•	establish a staggered board of directors;

•	limit the ability of our stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal our by-laws; and

•	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to some exceptions, prohibits “business combinations” between a Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that the stockholder became an interested stockholder.  Section 203 could have the effect of delaying, deferring or preventing a change in control that our stockholders might consider to be in their best interests.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control.  These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

We do not expect to pay any cash dividends for the foreseeable future.

We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future.  Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.  Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that represent our beliefs, projections and predictions about future events.  These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievement described or implied by such statements. Forward-looking statements regarding our plans, objectives, expectations, intentions, future financial performance, future financial condition and other statements are not historical facts. Whenever you read a statement that is not solely a statement of historical fact (such as when we use words such as “believe”, “anticipate”, “hope”, “intend”, “expect”, “estimate”, “plan”, “will”, “would”, “could”, “likely” and other similar words, phrases and statements), you should understand that our expectations may not be correct. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in this prospectus will continue. The forward-looking information contained in this prospectus is generally located under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Risk Factors”, but may be found in other locations as well.

In addition, through our senior management, from time to time we make forward-looking statements concerning our expected future operations and performance and other developments.  Such forward-looking statements are necessarily estimates reflecting our best judgment based upon current information and involve a number of risks and uncertainties.  Other factors may affect the accuracy of these forward-looking statements and our actual results may differ materially from the results anticipated in these forward-looking statements.  While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and general conditions in the economy and capital markets.

All forward-looking statements included herein attributable to Cover-All or any person acting on Cover-All’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

You should review carefully the section entitled “Risk Factors” beginning on page 4 for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus.  We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders covered by this prospectus; however, we will receive proceeds from cash payments made in connection with the exercise of warrants held by selling stockholders that are covered by this prospectus.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock trades in the over-the-counter market on the OTC Bulletin Board.  The quotations below reflect the high and low bid prices for our common stock since January 1, 2006 as traded in the over-the-counter market on the OTC Bulletin Board.  The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2008:	High	Low
3rd Quarter	$1.20	$0.72
2nd Quarter	1.22	0.76
1st Quarter	1.38	0.95

2007:	High	Low
4th Quarter	$1.53	$1.12
3rd Quarter	1.50	1.24
2nd Quarter	1.25	0.92
1st Quarter	1.30	0.66

2006:	High	Low
4th Quarter	$0.79	$0.42
3rd Quarter	0.51	0.31
2nd Quarter	0.43	0.31
1st Quarter	0.58	0.35

The closing sales price for our common stock on December 15, 2008 was $0.81, as reported by the OTC Bulletin Board.

As of December 15, 2008, there were 505 holders of record of our common stock.  This number does not include beneficial owners who may hold their shares in street name.

Dividends

We have not paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future.

Shares Eligible for Future Sale

In general, under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), a person who acquires shares of our common stock in a transaction not registered under the Securities Act and has beneficially owned such shares for at least six months would be entitled to sell within any three-month period those shares subject to certain restrictions, including volume and manner of sale restrictions.

Under Rule 144(d) under the Securities Act, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months, is entitled to sell the shares without complying with the volume and manner of sale restrictions of Rule 144.

Of our shares of common stock outstanding, at least 9,776,584 shares were eligible for resale under Rule 144, subject to the volume and manner of sale restrictions thereof.

As of December 15, 2008, at least 14,358,099 shares of our common stock were either freely tradable or eligible for resale under Rule 144(d).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and related notes which appear elsewhere in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Overview

We are a supplier of software products for the property and casualty insurance industry, supplying a wide range of professional services that support product customization, conversion from existing systems and data integration with other software or reporting agencies.  We also offer on-going support services including incorporating recent insurance rate and rule changes in our solutions.  These support services also include analyzing the changes, developments, quality assurance, documentation and distribution of insurance rate and rule changes.

We earn revenue from software contract licenses, service fees from our Application Service Provider (“ASP”), continuing maintenance fees for servicing the product and professional services.  Total revenue for the three and nine months ended September 30, 2008 increased to $4,791,000 and $10,297,000 from $1,889,000 and $5,759,000, respectively, for the three and nine months ended September 30, 2007, mainly due to an increase in all revenue categories for the three and nine months ended September 30, 2008.

The following is an overview of the key components of our revenue and other important financial data for the three and nine months ended September 30, 2008:

Software Licenses.  Our license revenue in the three and nine months ended September 30, 2008 of $2,551,000 and $3,521,000, respectively, was from one new large customer and existing customers who chose to renew, add onto or extend their use of our software.  For the three and nine months ended September 30, 2007, we generated $269,000 and $764,000, respectively, in license revenue.  Our new software license revenue is affected by the strength of general economic and business conditions and the competitive position of our software products.  New software license sales are characterized by long sales cycles and intense competition.  Timing of new software license sales can substantially affect our quarterly results.

Maintenance.  Maintenance revenue was $1,089,000 and $3,036,000, respectively, in the three and nine months ended September 30, 2008 compared to $775,000 and $2,419,000, respectively, in the same periods in 2007.  Maintenance revenue is influenced primarily by the following factors: the renewal rate from our existing customer base, the amount of new maintenance associated with new license sales and annual price increases.

Professional Services. The increase in professional services revenue, from $460,000 and $1,422,000, respectively, in the three and nine months ended September 30, 2007, to $635,000 and $2,219,000, respectively, in the same periods of 2008, was a result of increased demand for new software capabilities and customizations from our current customer base and one new customer.

ASP Services.  ASP services revenue was $516,000 and $1,521,000, respectively, in the first three and nine months of 2008 compared to $385,000 and $1,154,000, respectively, in the same periods in 2007, due to an expanded and extended contractual relationship with two large customers.

Income before Provision for Income Taxes.  Income before provision for income taxes was $1,694,000 and $2,566,000, respectively, in the three and nine months ended September 30, 2008 compared to $2,000 and $144,000, respectively, in the same periods of 2007 primarily due to an increase in all revenue categories and our continuing and ongoing effort to maintain our expenses in line with our revenues for the nine months ended September 30, 2008.

Net Income.  Net income for the three and nine months ended September 30, 2008 increased to $1,694,000 and $2,566,000, respectively, from $2,000 and $144,000, respectively, in the same periods of 2007 as a result of an increase in all revenue categories and our continuing and ongoing effort to maintain our expenses in line with our revenues for the nine months ended September 30, 2008.

Cash Flow.  We generated $5,345,000 in positive cash flow from operations in the first nine months of 2008 and ended the period with $4,085,000 in cash and cash equivalents and $2,115,000 in accounts receivable.

We continue to face challenges to growth in 2008 mainly in the marketing and selling of our products and services to new customers, caused by a number of factors, including long sales cycles and general economic and business conditions.  In addition, there are risks related to customers’ acceptance and implementation delays, which could affect the timing and amount of license revenue we are able to recognize.  However, given the positive response to our new software from existing customers, the significant expansion of our relationship with a very large customer and the introduction of additional software capabilities, we are expanding our sales and marketing efforts to both new and existing customers.  Consequently, we are incurring additional sales and marketing expense in advance of generating the corresponding revenue.

Results of Operations for the Three and Nine Months Ended September 30, 2008 and 2007

The following table sets forth, for the periods indicated, certain items from the consolidated statements of operations expressed as a percentage of total revenues:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
License	53.2%	14.3%	34.2%	13.3%
Maintenance	22.7	41.0	29.5	42.0
Professional Services	13.3	24.4	21.5	24.7
Applications Service Provider (“ASP”) Services	10.8	20.3	14.8	20.0
Total Revenues	100.0	100.0	100.0	100.0

Cost of Revenues:
License	16.8	15.8	13.2	14.5
Maintenance	14.5	34.9	17.1	35.0
Professional Services	6.7	14.0	9.3	13.9
ASP Services	8.2	6.7	9.2	5.8
Total Cost of Revenues	46.2	71.4	48.8	69.2
Direct Margin	53.8	28.6	51.2	30.8

Operating Expenses:
Sales and Marketing	2.7	8.2	5.5	7.7
General and Administrative	8.9	14.4	14.0	14.6
Research and Development	7.2	5.6	7.1	5.1
Total Operating Expenses	18.8	28.2	26.6	27.4
Operating Income	35.0	0.4	24.6	3.4

Other (Expense) Income:
Interest (Expense) Income – Net	0.3	(0.3)	—	(0.9)
Other Income	0.1	—	0.3	—
Total Other (Expense) Income	0.4	(0.3)	0.3	(0.9)
Income Before Income Taxes	35.4	0.1	24.9	2.5

Income Taxes (Benefit)	—	—	—	—

Net Income	35.4%	0.1%	24.9%	2.5%

Three and Nine Months Ended September 30, 2008 Compared to Three and Nine Months Ended September 30, 2007

Total revenues for the three months ended September 30, 2008 were $4,791,000 compared to $1,889,000 for the same period in 2007.  License fees were $2,551,000 for the three months ended September 30, 2008 compared to $269,000 in the same period in 2007, as a result of a new sale to a large customer in 2008.  For the three months ended September 30, 2008, maintenance revenues were $1,089,000 compared to $775,000 in the same period of the prior year primarily due to annual renewals from existing customers and the new customer contracts signed in 2008.  For the three months ended September 30, 2008, ASP revenues were $516,000 compared to $385,000 in the same period for the prior year, due to an expanded and extended contractual relationship with two customers. Professional services revenue contributed $635,000 in the three months ended September 30, 2008 compared to $460,000 in the third quarter of 2007, as a result of increased demand for new software capabilities and customizations from our current customer base.

For the nine months ended September 30, 2008, total revenues were $10,297,000 compared to $5,759,000 in the same period of the prior year.

Cost of sales increased to $2,216,000 and $5,022,000, respectively, for the three and nine months ended September 30, 2008 as compared to $1,348,000 and $3,986,000, respectively, for the same periods in 2007, due to personnel-related costs and commission and other costs related to the new license sale in the third quarter of 2008.  We are expanding our delivery bandwidth while maintaining our costs in line with our revenues through improved productivity and new technology in order to meet our increasing demand.  Non-cash capitalized software amortization was $236,000 and $682,000, respectively, for the three and nine months ended September 30, 2008 as compared to $212,000 and $664,000, respectively, for the same periods in 2007.  We capitalized $375,000 and $909,000, respectively, of software development costs in the three and nine months ended September 30, 2008 as compared to $270,000 and $836,000, respectively, in the same periods in 2007.

Research and development expenses increased to $347,000 and $729,000, respectively, for the three and nine months ended September 30, 2008 as compared to $107,000 and $291,000, respectively, for the same periods in 2007, primarily as a result of our efforts to develop new capabilities to better service our customers.  We are continuing our ongoing efforts to enhance the functionality of our products and solutions and believe that investments in research and development are critical to our remaining competitive in the marketplace.

Sales and marketing expenses were $130,000 and $573,000, respectively, for the three and nine months ended September 30, 2008 as compared to $154,000 and $445,000, respectively, in the same periods of 2007.  This decrease in the three months ended September 30, 2008 was primarily due to a reduction in our sales and marketing headcount, resulting in a decrease in personnel related costs.

General and administrative expenses increased to $422,000 and $1,443,000, respectively, in the three and nine months ended September 30, 2008 as compared to $271,000 and $843,000, respectively, in the same periods in 2007.  This increase in 2008 was mainly due to stock-based compensation related to options and warrants issued to one of our executives and stock-based compensation to our non-employee directors and bonuses accrued based on estimated 2008 results.

Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

The following table sets forth, for the years indicated, certain items from the consolidated statements of operations expressed as a percentage of total revenues:

	Year Ended December 31,
	2007	2006	2005
Revenues:
License	27.4%	18.9%	18.2%
Maintenance	32.8	47.6	50.1
Professional Services	23.7	16.1	14.7
Applications Service Provider (“ASP”) Services	16.1	17.4	17.0
Total Revenues	100.0	100.0	100.0

Cost of Revenues:
License	11.7	17.6	21.6
Maintenance	28.6	41.3	39.0
Professional Services	13.1	7.8	6.9
ASP Services	4.8	5.2	2.6
Total Cost of Revenues	58.2	71.9	70.1
Direct Margin	41.8	28.1	29.9
Operating Expenses:
Sales and Marketing	8.2	12.9	16.9
General and Administrative	14.7	20.1	19.7
Research and Development	5.2	6.4	11.1
Provision for Doubtful Accounts	0.5	—	—
Total Operating Expenses	28.6	39.4	47.7
Operating Income (Loss)	13.2	(11.3)	(17.8)

Other Expense (Income):
Interest Expense	0.5	2.3	2.5
Interest Expense - Related Party	0.1	0.1	0.1
Interest Income	—	—	(0.1)
Other Expense	—	—	—
Other Income	—	—	(0.5)
Total Other Expense	0.6	2.4	2.0
(Loss) Income Before Income Taxes Expense	12.6	(13.7)	(19.8)

Income Taxes (Expense)	—	—	—

Net (Loss) Income	12.6%	(13.7)%	(19.8)%

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Revenues

Total revenues were $9,777,000 for the year ended December 31, 2007 compared to $7,288,000 for the year ended December 31, 2006, an increase of 34%.  License fees were $2,683,000 for the year ended December 31, 2007 compared to $1,376,000 in 2006, an increase of 95%, as a result of two new customer license sales and sales to existing customers in 2007.  For the year ended December 31, 2007, maintenance revenues were $3,210,000 compared to $3,471,000 of the prior year, due to the non-renewal of several existing customers.  We expect that the new license sales in 2007 will generate significant additional maintenance revenue in 2008.  Professional services revenue contributed $2,316,000 for the year ended December 31, 2007 compared to $1,176,000 for the year ended December 31, 2006 as a result of increased demand for new software capabilities and customizations from our two new customers signed in 2007 and our current customer base.  ASP revenues were $1,568,000 for the year ended December 31, 2007 compared to $1,265,000 for the year ended December 31, 2006 due primarily to an expanded and extended contractual relationship with two large customers.

Cost of sales increased to $5,688,000 for the year ended December 31, 2007 as compared to $5,244,000 for 2006, due to higher salaries and personnel-related expenses associated with staffing changes.  Non-cash capitalized software amortization was $880,000 for the year ended December 31, 2007 as compared to $1,114,000 in 2006.  We capitalized software development costs of $1,084,000 in 2007 compared to $888,000 in 2006.

Expenses

Research and Development.  Research and development expenses increased to $510,000 for the year ended December 31, 2007 from $464,000 in 2006, primarily due to the need for our research and development staff to work on various new software capabilities for our new and prospective customers.  We intend to continue to maintain our ongoing effort to enhance the functionality of our products and solutions to remain competitive.

Sales and Marketing.  Sales and marketing expenses decreased to $800,000 for the year ended December 31, 2007 from $943,000 in 2006, primarily due to a reduction in our personnel-related expenses associated with a reduction in staffing in 2007.

General and Administrative.  General and administrative expenses were $1,442,000 in 2007 as compared to $1,461,000 in 2006.  The decrease in the general and administrative expenses was mainly due to a reduction in our legal fees in 2007 partially offset by an increase in stock-based compensation.  In 2006, the increase in legal fees was related to a potential acquisition.

Other Expense.  We had $0 other expense for the year ended December 31, 2006 compared to $(1,000) for the year ended December 31, 2006.  In 2006, other expense was related to a settlement of late fees related to one customer.

Other Income.  We had $0 of other income for the year ended December 31, 2006 compared to $3,000 of other income for the year ended December 31, 2006.  In 2006, other income was related to late fees collected from customers.

Provision for Doubtful Accounts.  We had $51,000 provision for doubtful accounts in 2007 compared to $0 for 2006, due to the write-off of the account receivable balances of two customers who decided not to purchase our software.

Year Ended December 31, 2006 Compare with Year Ended December 31, 2005

Revenues

Total revenues were $7,288,000 for the year ended December 31, 2006 compared to $7,255,000 for the year ended December 31, 2005.  License fees were $1,376,000 for the year ended December 31, 2006 compared to $1,323,000 in the same period in 2005 as a result of no new customer sales and sales to existing customers in 2006 and one new customer license in 2005.  For the year ended December 31, 2006, maintenance revenues were $3,471,000 compared to $3,637,000 in the same period of the prior year, due in part to the non-renewal of several existing customers.  Professional services revenue contributed $1,177,000 for the year ended December 31, 2006 compared to $1,064,000 for the year ended December 31, 2005 as a result of increased demand for new software capabilities and customizations from our current customer base.  ASP revenues were $1,265,000 for the year ended December 31, 2006 compared to $1,231,000 for the year ended December 31, 2005 due primarily to an expanded and extended contractual relationship with a large customer.

Cost of sales increased to $5,244,000 for the year ended December 31, 2006 as compared to $5,087,000 for 2005, due to staff-related expenses.  Non-cash capitalized software amortization was $1,114,000 for the year ended December 31, 2006 as compared to $981,000 in 2005.  We capitalized software development costs of $888,000 in 2006 compared to $701,000 in 2005.

Expenses

Research and Development.  Research and development expenses decreased to $464,000 for the year ended December 31, 2006 from $809,000 in 2005, primarily due to an increase concentration on capitalizable projects and the need for our research and development staff to work on implementations of MIC.  We continue to maintain our ongoing effort to enhance the functionality of our products and solutions.

Sales and Marketing.  Sales and marketing expenses decreased to $943,000 for the year ended December 31, 2006 from $1,222,000 in 2005, primarily due to a reduction in our marketing and sales staff in 2006.

General and Administrative.  General and administrative expenses were $1,461,000 in 2006 as compared to $1,431,000 in 2005.  The increase in the general and administrative expenses was mainly due to directors fees paid and an increase in legal fees related to a potential acquisition in 2006.

Other Expense.  We had $1,000 of other expense for the year ended December 31, 2006 compared to $0 of other expense for the year ended December 31, 2005.  In 2006, other expense was related to a settlement of late fees related to one customer.

Other Income.  We had $3,000 of other income for the year ended December 31, 2006 compared to $39,000 of other income for the year ended December 31, 2005.  In 2006 and 2005, other income was related to late fees collected from customers.

Provision for Doubtful Accounts.  We had no provision for doubtful accounts in 2006 and 2005.

Liquidity and Capital Resources

Sources of Liquidity

We have funded our operations primarily from cash flow from operations and the proceeds from our issuance in 2001 of $1,800,000 aggregate principal amount of 8% convertible debentures due in 2008, which we refer to as the 2008 Debentures, and our issuance in 2002 of $700,000 aggregate principal amount of 8% convertible debentures due 2009, which we refer to as the 2009 Debentures.  Cash from operations results primarily from net income from the income statement less non-cash expenses (depreciation and amortization) and changes in working capital from the balance sheet.

Our largest source of operating cash flows is cash collections from our customers following the purchase or renewal of software licenses, product support agreements and other related services.  Payments from customers for software licenses are generally received at the beginning of the contract term.  Payments from customers for product support and ASP services are generally received in advance on a quarterly basis.  Payments for professional services are generally received 30 days after the services are performed.

At December 31, 2007, we had cash and cash equivalents of $11,000 compared to cash and cash equivalents of $132,000 at December 31, 2006.  The decrease in cash and cash equivalents is primarily attributable to the decrease in maintenance revenue and the timing of one of our large license sales in 2007.  We had a significant increase in accounts receivable due to a license sale in the fourth quarter of 2007 to a major insurance company.

At September 30, 2008, we had cash and cash equivalents of approximately $4,085,000 compared to cash and cash equivalents of approximately $150,000 at September 30, 2007.  The increase in cash and cash equivalents is primarily attributable to the increase in all revenue categories in the nine months ended September 30, 2008.

Cash Flows

In 2001, we issued $1,800,000 aggregate principal amount of 8% convertible debentures due 2008 (the “2008 Debentures”), and in 2002, we issued $700,000 aggregate principal amount of 8% convertible debentures due 2009 (the “2009 Debentures”).  The 2008 Debentures were issued to two funds managed by RENN Capital Group, Inc. (each of whom or their successor are selling shareholders hereunder), for an aggregate of $1,400,000, and the remainder of the 2008 Debentures were issued to John W. Roblin, our Chairman of the Board and Chief Executive Officer (and who at the time was also our President), who purchased $100,000 in principal amount of debentures, and certain other investors, who purchased an aggregate of $300,000 in principal amount of the 2008 Debentures.  All of the 2009 Debentures were issued to the RENN funds.  Mr. Russell Cleveland is the President, Chief Executive Officer, sole director and majority shareholder of RENN Capital Group.  Mr. Cleveland was named one of our directors in 2001 after the consummation of the sale of the 2008 Debentures.

In March 2007, the RENN funds elected to convert all of their remaining unpaid principal amount due on their 2008 Debentures and 2009 Debentures, totaling $1,631,601, into shares of our common stock at the conversion price of $0.30 per share in lieu of receiving such payments in cash.  In June 2007, the remaining holders of the 2008 Debentures elected to convert their monthly principal installments due in 2007 totaling $33,617 into shares of our common stock at the conversion rate of $.30 per share in lieu of receiving such payments in cash.  In connection with these conversions, we issued to the holders an aggregate of 5,550,725 shares of our common stock.  Of the shares of common stock issued in connection with these conversions, an aggregate of 5,438,670 shares were issued to the RENN funds.  After giving effect to these conversions, as of December 31, 2007, our only outstanding debentures were an aggregate principal amount of $262,265 that remained outstanding on the 2008 Debentures.  Of such outstanding amount, Mr. Roblin held $65,566.  In June 2008, Mr. Roblin and certain other investors elected to convert all of the then-remaining unpaid principal amount due on their 2008 Debentures, totaling $262,265, into an aggregate of 874,217 shares of our common stock at the conversion price of $0.30 per share.  After giving effect to this conversion, as of June 25, 2008, we had no outstanding debentures.

Our ability to generate cash has depended on a number of different factors, primarily our ability to continue to secure and retain customers and generate new license sales and related product support agreements.  In order to attract new customers and maintain or grow existing revenue streams, we utilize our existing sources of capital to invest in sales and marketing, technology infrastructure and research and development.

Our ability to continue to control expenses, maintain existing revenue streams and anticipate new revenue will impact the amounts and certainty of cash flows.  We intend to maintain our expenses in line with existing revenue streams from maintenance support, ASP services and professional services.

Balance sheet items that should be considered in assessing our liquidity include cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable and accrued liabilities.  Income statement items that should be considered in assessing our liquidity include revenue, cost of revenue (net of depreciation and amortization), operating expenses (net of depreciation and amortization) and other expenses.  Statement of cash flows items that should be considered in assessing our liquidity include net cash flows from operating activities, net cash flows from investing activities and net cash flows from financing activities.

In December 31, 2007, we had working capital of $545,000 compared to working capital deficit of $898,000 at December 31, 2006.  This increase in our working capital resulted primarily from a increase in our license, professional services and ASP revenues.  Net cash provided from operating activities totaled approximately $907,000 in 2007 compared to approximately $738,000 in 2006.  In 2007, cash flow from operating activities represented the Company’s principal source of cash and results primarily from net income (loss), less non-cash expense and changes in working capital.

At September 30, 2008, we had working capital of approximately $3,423,000 compared to a working capital (deficit) of approximately $(520,000) at September 30, 2007.  This increase in our working capital resulted primarily from an increase in all revenue categories and our continuing and ongoing effort to maintain our costs in line with our revenues.  For the nine months ended September 30, 2008, net cash provided from operating activities totaled approximately $5,345,000 compared to approximately $828,000 for the nine months ended September 30, 2007.  In 2008, cash flow from operating activities represented the Company’s principal source of cash and results primarily from net income, less non-cash expense and changes in working capital.  The Company had a significant increase in its accounts receivable in 2008 due to the license sale to one large customer offset by non-cash expenses and payment of liabilities.

In 2007, net cash used for investing activities was approximately $1,101,000 compared to approximately $907,000 in 2006.  We expect capital expenditures and capital software expenditures to continue to be funded by cash generated from operations.  We use cash to invest in capital and other assets to support our growth.  In 2007, net cash provided from financing activities was approximately $73,000 compared to approximately $4,000 in 2006.  The cash provided from financing activities in 2007 and 2006 consisted of proceeds from the exercise of stock options and warrants.

For the nine months ended September 30, 2008, net cash used for investing activities was approximately $1,133,000 compared to approximately $853,000 for the nine months ended September 30, 2007.  The Company expects capital expenditures and capital software expenditures to continue to be funded by cash generated from operations.  For the nine months ended September 30, 2008, net cash provided from (used for) financing activities was approximately $(138,000) compared to approximately $43,000 for the nine months ended September 30, 2007.  The cash provided from financing activities in 2008 consisted of proceeds from the exercise of stock options and the purchase of treasury stock related to the Company’s share buyback plan.

Funding Requirements

Our primary uses of cash are for personnel-related expenditures, facilities and technology costs.

We do not anticipate any large capital expenditures that will require us to seek new sources of capital.  We lease computer equipment for terms of three years in order to have the latest available technology to serve our customers and develop new products.

The 2008 Debentures were issued with an aggregate principal amount of $1,800,000, and the 2009 Debentures were issued with an aggregate principal amount of $700,000.  Interest on the unpaid principal amount of the debentures was payable at the rate of 8% per annum.  We had been required to pay, since July 1, 2004 and July 1, 2005, respectively, monthly principal installments in the amount of ten dollars ($10) per thousand dollars ($1,000) of the then-remaining principal amount of the 2008 Debentures and 2009 Debentures.

In January 2007, the holders of the 2008 Debentures and 2009 Debentures elected to convert the remaining portion of their monthly principal installments due in 2006, totaling $119,807, into shares of our common stock at the conversion price of $0.30 per share in lieu of receiving such installment payments in cash.  On March 23, 2007, we issued an aggregate of 5,438,670 shares of our common stock to the RENN funds in connection with their election to convert an aggregate of $1,631,601 principal amount of their 2008 Debentures and 2009 Debentures, representing all of their remaining unpaid principal amount due on the debentures, at a conversion price of $0.30 per share.

On June 25, 2008, we issued an aggregate of 874,217 shares of our common stock to John Roblin, our Chairman and Chief Executive Officer and certain other investors in connection with their election to convert an aggregate of $262,265 principal amount of their 2008 Debentures, representing all of their remaining unpaid principal amount due on the debentures, at a conversion price of $0.30 per share.  As of September 30, 2008, we do not have any amounts outstanding on the 2008 Debentures or 2009 Debentures.

On June 18, 2008, the Company announced that the Board of Directors authorized a share buyback plan of up to 1,000,000 shares of the Company’s common stock, in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

For the three and nine months ended September 30, 2008, the Company purchased an aggregate of 201,870 shares of the Company’s common stock on the open market at an average purchase price of $0.82 per share for a total purchase price of approximately $164,894.

We prepare monthly cash flow projections on a rolling twelve-month basis based on a detailed review of anticipated receipts and revenue from licenses, maintenance, ASP and professional services.  We also perform a detailed review of our disbursements, including fixed costs, variable costs, legal costs, payroll costs and other specific payments, on a rolling twelve-month basis.  Comparing estimated cash receipts to estimated payments, we evaluate our ending cash balance monthly and determine whether our anticipated cash flows from operations will be sufficient to meet our normal operating needs for at least the next twelve months.

We believe that our current cash balances and anticipated cash flows from operations will be sufficient to meet our normal operating needs for at least the next twelve months.  We do not anticipate any material changes in our sources of and needs for capital.  Our ability to fund our working capital needs and address planned capital expenditures will depend on our ability to generate cash in the future.  We anticipate generating future working capital through sales to new customers and continued sales and services to our existing customers.

Our future liquidity and capital resource requirements will depend on many factors, including but not limited to the following trends and uncertainties we face:

•	Our ability to generate cash is subject to general economic, financial, competitive and other factors beyond its control.
•
Our need to invest resources in product development in order to continue to enhance our current product, develop new products, attract and retain customers and keep pace with competitive product introductions and technological developments.

•	We experience intense competition in our industry and continuing technological changes.
•	Insurance companies typically are slow in making decisions and have numerous bureaucratic and institutional obstacles, which can make our efforts to attain new customers difficult.
•
We compete with a number of larger companies who have greater resources than those of ours.  We compete on the basis of insurance knowledge, products, services, price, technological advances and system functionality and performance.

•	Our operations continue to depend upon the continuing business of our existing customers and our ability to attract new customers.
•	A decline in software spending in the insurance industry could result in a decrease in our revenue.

Material risks to cash flow from operations include delayed or reduced cash payments accompanying sales of new licenses or a decline in our services business.  There can be no assurance that changes in our plans or other events affecting our operations will not result in materially accelerated or unexpected expenditures.

We do not expect for there to be a change in the mix or relative cost of our sources of capital.

Net Operating Tax Loss Carryforwards

At December 31, 2007, we had approximately $25,700,000 of federal net operating tax loss carryforwards expiring at various dates through 2026.  The Tax Reform Act of 1986 enacted a complex set of rules which limits a company’s ability to utilize net operating tax loss carryforwards and tax credit carryforwards in periods following an ownership change.  These rules define ownership change as a greater than 50 percent point change in stock ownership within a defined testing period which is generally a three-year period.  As a result of stock which may be issued by us from time to time or the result of other changes in ownership of our outstanding stock, we may experience an ownership change and consequently our utilization of net operating tax loss carryforwards could be significantly limited.

A 100% valuation allowance has been established due to the uncertainty about the realization of the deferred tax asset.  A deferred tax asset may be used to reduce any subsequent period’s income tax expense.  A deferred tax asset would arise as a result of net operating tax loss carryforwards, which would only be recorded as assets if it is deemed more likely than not that the asset will be used in future fiscal periods.  It must be determined that there is more than a 50% probablility that the Company will have positive accounting income in the next fiscal period before the deferred tax asset can be applied.  Based on the Company’s recent profitability, management is in the process of evaluating reinstating a portion of its deferred tax asset.

Off-Balance Sheet Transactions

We do not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on our condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

The SEC has issued cautionary advice to elicit more precise disclosure in this Item 2, MD&A, about accounting policies management believes are most critical in portraying our financial results and in requiring management’s most difficult subjective or complex judgments.

The preparation of financial documents in conformity with accounting principles generally accepted in the United States of America requires management to make judgments and estimates.  On an on-going basis, we evaluate our estimates, the most significant of which include establishing allowances for doubtful accounts, a valuation allowance for our deferred tax assets and determining the recoverability of our long-lived assets.  The basis for our estimates are historical experience and various assumptions that are believed to be reasonable under the circumstances, given the available information at the time of the estimate, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available from other sources.  Actual results may differ from the amounts estimated and recorded in our financial statements.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

•	Revenue Recognition
•	Valuation of Capitalized Software
•	Valuation of Allowance for Doubtful Accounts Receivable

Revenue Recognition

Revenue recognition rules are very complex, and certain judgments affect the application of our revenue policy.  The amount and timing of our revenue is difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter.  In addition to determining our results of operations for a given period, our revenue recognition determines the timing of certain expenses, such as commissions, royalties and other variable expenses.

Our revenues are recognized in accordance with SOP 97-2, “Software Revenue Recognition,” as amended by SOP 98-4, “Deferral of the Effective Date of SOP 97-2, Software Revenue Recognition” and SOP 98-9, “Modification of SOP 97-2 with Respect to Certain Transactions.”  Revenue from the sale of software licenses is predominately from standardized software and is recognized when standard software modules are delivered and accepted by the customer, the license term has begun, the fee is fixed or determinable and collectibility is probable.  Revenue from software maintenance contracts and ASP services is recognized ratably over the life of the contract.  Revenue from professional consulting services is recognized when the service is provided.

Amounts invoiced to our customers in excess of recognized revenues are recorded as deferred revenues.  The timing and amounts invoiced to customers can vary significantly depending on specific contract terms and can therefore have a significant impact on deferred revenues in any given period.

Our revenue is derived from the licensing of our software products, professional services, maintenance and support and ASP services.  We recognize revenue when persuasive evidence of an arrangement exists, we have delivered the product or performed the service, the fee is fixed or determinable and collection is probable.

License Revenue.  We recognize our license revenue upon delivery, provided collection is determined to be probable and no significant obligations remain.

Services and Support Revenue.  Our services and support revenue is composed of professional services (such as consulting services and training) and maintenance and support and ASP services.  Our professional services revenue is recognized when the services are performed.  Our maintenance and support and ASP offerings are recognized ratably over the term of the arrangement.

Multiple Element Arrangement.  We enter into revenue arrangements in which a customer may purchase a combination of software, maintenance and support, and professional services (multiple-element arrangements).  When vendor-specific objective evidence (“VSOE”) of fair value exists for all elements, we allocate revenue to each element based on the relative fair value of each of the elements.  VSOE of fair value is established by the price charged when that element is sold separately.  For maintenance and support, VSOE of fair value is established by renewal rates when they are sold separately.  For arrangements where VSOE of fair value exists only for the undelivered elements, we defer the full fair value of the undelivered elements and recognize the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue, assuming all other criteria for revenue recognition have been met.

Valuation of Capitalized Software

Costs for the conceptual formulation and design of new software products are expensed as incurred until technological feasibility has been established.  Once technological feasibility has been established, we capitalize costs to produce the finished software products.  Capitalization ceases when the product is available for general release to customers.  Costs associated with product enhancements that extend the original product’s life or significantly improve the original product’s marketability are also capitalized once technological feasibility has been established.  Amortization is calculated on a product-by-product basis as the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining economic life of the product.  At each balance sheet date, the unamortized capitalized costs of each computer software product is compared to the net realizable value of that product.  If an amount of unamortized capitalized costs of a computer software product is found to exceed the net realizable value of that asset, such amount will be written off.  The net realizable value is the estimated future gross revenues from that product reduced by the estimated future costs of completing and deploying of that product, including the costs of performing maintenance and customer support required to satisfy our responsibility set forth at the time of sale.

Valuation of Allowance for Doubtful Accounts Receivable

Management’s estimate of the allowance for doubtful accounts is based on historical information, historical loss levels, and an analysis of the collectibility of individual accounts.  We routinely assess the financial strength of our customers and based upon factors concerning credit risk, establish an allowance for uncollectible accounts.  Management believes that accounts receivable credit risk exposure beyond such allowance is limited.

BUSINESS

General

We provide state-of-the-art software products, services and solutions to the property and casualty insurance industry.  Our customers include insurance companies, agents, brokers and managing general agents (MGAs).

Our software products and services focus on the functions required to market, underwrite, rate, issue, print, bill and support the entire life cycle of insurance policies.  Our products and services combine an in-depth knowledge of property and casualty insurance with innovative solution designs using state-of-the-art technology.  Our products are either available “off-the-shelf” or customized to specific customer needs.  Our software can be licensed for customer use on their own platforms or can be provided through our application services provider, referred to as “ASP,” using third party technology platforms and support.

We also provide a wide range of professional services that support product customization, conversion from existing systems and data integration with other software or reporting agencies.  We also offer on-going support services including incorporating recent insurance rate and rule changes in our solutions.  These support services also include analyzing the changes, developments, quality assurance, documentation and distribution of insurance rate and rule changes.

We earn revenue from software contract licenses, service fees from ASPs, continuing maintenance fees for servicing the product and professional services.

We were incorporated in Delaware in April 1985 as Warner Computer Systems, Inc. and changed our name to Warner Insurance Services, Inc. in March 1992.  In June 1996, we changed our name to Cover-All Technologies Inc. Our products and services are offered through our wholly-owned subsidiary, Cover-All Systems, Inc., also a Delaware corporation.

Products

My Insurance Center

In 2001, we announced the creation of My Insurance Center, referred to as “MIC,” a customizable and configurable Internet-enabled software platform and suite of product components that was developed to provide insurance agents, brokers and carriers with integrated workflows and access to real-time information. We continue to expand MIC with new capabilities in response to customer needs.

MIC is designed to be the platform for the entire insurance process from the insured through agents, brokers, insurance companies and reinsurers.  MIC is designed to serve both large and small organizations and to serve the “extended enterprise” by using advanced security to extend capabilities beyond the client’s walls to partners, suppliers and customers.  It is designed to be a low cost and variable cost platform that meets or exceeds security/audit standards required by sophisticated data centers.

MIC was designed to segregate functionality and access to data to the individual user.  These capabilities are configured and managed by the client and can be “changed” in real time by authorized users.  Additionally, all changes are tracked by user, date and time to provide audit trails and controls.  These capabilities enable our clients to manage and monitor their business as it happens, in real time as well as help them address the increasing demands of regulatory compliance.

New capabilities have been created in the last twelve months that extend the functionality of MIC to the submission of business and include underwriting rules, support for insurance binders, new billing functionality including commission management and installment support,  electronic underwriting files, milestone-driven workflows, which are customizable based upon definable conditions like completed applications and underwriting information, policy dashboards that include premium and loss information, an innovative structure that supports policy level profitability and various other functionality.  The architecture of MIC enables Cover-All to introduce and customize capabilities in short cycle times that allow our customers to be responsive and nimble.

MIC is designed to fully support STP (Straight Through Processing). MIC enables our customers to utilize our rating, policy issuance, billing and other software components into a fully-integrated platform that, among other things, eliminates redundant data entry.  Information is stored in a client-centric database and becomes immediately available to other users or functions.  MIC may be customized to generate user alerts when a user-specified condition occurs.  Additionally, MIC has been designed to allow the customer to configure features according to their own look and feel preferences and workflow processes.  For instance, the browser-based user interface allows employees, agents and other end-users to personalize their desktops so they see only the information they need or desire.  MIC allows our customers to reduce costs, leverage the latest technologies, better manage risk and provide better service to their customers.

MIC is built upon our Customer Insurance Database, referred to as “CI,” that brings together policy, billing and information from other business functions into an integrated “customer view” that enables better customer service and coordination.  A key component of CI is the Insurance Policy Database, referred to as “IPD.”  IPD is a relational database that holds detailed policy and policy history data for more than forty lines of commercial property and casualty insurance and has been designed to bring powerful data access and reporting capabilities to the desktop.

MIC is being made available to users either for in-house implementation or through our ASP.  Combined with our client-centric database, MIC has an integrated and flexible architecture designed to enable our customers to make rapid business and technological changes.

MIC offers the following features and benefits:

•
Data Integration – IPD is an integrated data repository that provides information to MIC quickly and inexpensively.  Multiple software components share data to help integrate business functions, manage workflow and avoid duplicate data problems.

•
Application Integration; Single Sign-On – MIC allows the end user to switch back and forth among applications without having to log in to individual applications, increasing a user’s productivity.  MIC provides a consolidated view of data from different software components and provides “hotlinks” enabling a customer to connect quickly to the specific module of the specific system.  MIC offers the user fast access, pro-active alerts and real-time responsiveness.

•	Broad Accessibility – MIC is an Internet application, which utilizes a sophisticated portal capability.
•	Integrated Data Representation – MIC provides a consolidated view of information from disparate systems.
•
Personalization and Customization – MIC allows each user to personalize his or her view similar to other Internet portals, to meet the needs and the stylistic preferences of each individual user.  MIC personalization allows the user to hide or show content, filter the content and also change color and page styles.  Customization in MIC allows the host to control the accessibility to content for each user and also facilitates changes to content in MIC as business needs change, without additional programming.

•	Scalability – MIC can grow with our customer’s needs, measured in terms of the numbers of concurrent users, response times and other variables.
•
Security – MIC can be configured to achieve appropriate levels of security on data transfer over the Internet.  MIC is also designed to adapt to almost any organizational hierarchy and data level security needs with minimal set-up effort by the customer.

•
Compliance – MIC is designed to enable our customers to respond quickly and efficiently to the growing number of  federal, state and insurance regulations to help them meet their compliance obligations.

MIC utilizes technology based on Oracle® 10G Application Server, Oracle 10G Database, J2EE and XML.  MIC seamlessly integrates MIC Rating and Issuance and other business components and our Customer Insurance Database.

MIC enables us to market the business components in “custom groupings,” or as a service in an ASP environment, depending on customer needs.

MIC Rating & Insurance – The Policy Rating and Issuance Component of MIC

In 1989, we purchased the assets related to the exclusive proprietary rights to a PC-based software application for policy rating and issuance for property and casualty insurance companies.  This software uses a unique design that separates the “insurance product definition” from the actual technology “engines.”  The sophistication of this design has enabled us to stay current with technology innovations while preserving our “insurance knowledge” investment.

The MIC Rating & Issuance component supports the following policy functions:

•	Data capture and editing
•	Rating
•	Policy issuance including multiple recipient print
•	All policy transactions including quotes, new lines, endorsements, renewals, audits and cancellations
•	Policy database.

MIC Rating & Issuance is designed to accommodate all lines of property and casualty insurance.  It is especially effective in coping with the complexity and variability of commercial lines of insurance.

This flexibility of MIC Rating & Issuance is a competitive advantage, and today we offer off-the-shelf support for more than 40 lines of commercial business in virtually all states and Puerto Rico.  Our extensive experience in creating custom products combined with our proprietary tool set enables us to deliver support for new insurance products in short time frames.

During the latter part of 2002, we developed a new “presentation layer” incorporating the latest technologies, such as Java and XML, to provide a very flexible and robust user interface over the Internet.  This capability also included significant enhancements to our security and administration functions as well as a number of “usability” enhancements.  These capabilities significantly expand and enhance the “core” rating and issuance capabilities.  The new product has now been fully integrated with MIC and is being sold and marketed as MIC Rating & Issuance. The MIC Rating & Issuance has been and continues to be enhanced and updated with new technology.  The sophisticated design of the product isolates insurance product knowledge from the application itself in data files, referred to as “Metadata.”  We have built an extensive knowledge base, estimated at more than 100 person-years of effort, in this Metadata that defines the details of virtually hundreds of insurance policy types and coverages for the MIC Rating & Issuance product.

The design of MIC Rating & Issuance also allows us to stay current with changes in technology while re-using the intellectual capital invested in the insurance rules.  Our upgrading the Classic product line to run on an intranet/Internet has enabled multiple users to contribute to the common data store.  We have also integrated this product to IPD and MIC.  We have streamlined the support process with the goal to improve quality to our customers.

The MIC Rating & Issuance product is in use in over 35 companies.

During 2007, Cover-All developed a number of new MIC Rating & Issuance capabilities that are designed to fundamentally improve the ability to customize and introduce insurance products in very short time frames based upon the latest technological advances and innovative architecture.  These capabilities include a new print engine, document packaging, a sophisticated set of data capture/screen creation tools, and a number of other components.  These capabilities were deployed in two customers in 2007 and early 2008.

My Insurance Center – Functional Capabilities

We have, through MIC, a deep inventory of insurance software components combined with a sophisticated implementation platform.  MIC includes the following critical components:

•	My Insurance Center Portal
•	Enterprise, Customer-centric Oracle database
•	Underwriting Tools
•	End User access to information in real time – Straight Through Processing
•	Rating and Issuance
•	Full policy lifecycle support
•	Clear and comprehensive data collection with extensive real time edits
•	Policy history – easy policy changes and useful for activities such as coverage inquiries
•	On-line system, screen and field level look-ups
•	On-line Commercial Lines Manual Tables and Footnotes
•	Easy and direct system navigation
•	Standard ISO (Insurance Service Office)/NCCI coverages and rates support
•	Company customized coverages and rates support
•	Fully automated recipient-driven issuance of insurance policies, worksheets, ID cards, etc., including print preview
•	Policy database
•	Multiple company/program/state/coverage support.
•	Templates to reduce data entry time
•	Advanced Billing Capabilities – integrating with NetSuite
•	Claims Repository
•	Customer Relationship Management
•	Agency and Program Management
•	Advanced Administration Tools
•	Access to Web Services and Information Providers
•	Policy Dashboard – premium & loss information
•	Advanced Workflows, Diaries
•	Electronic Underwriting files

•	Compliance Assist, Help Desk
•	Interfaces to “back end” accounting and reporting systems
•	Policy-level Premium and Loss Information for profitability tracking / accounting
•	Quote, Binder, Policy Lifecycle support

We expect to utilize and expand these capabilities to expand and leverage our ability to respond to broadening marketplace and new customer opportunities with solutions that address the special needs of carriers, managing general agents, agents, brokers and third party providers with both off-the-shelf and custom solutions.  Our user interface capabilities of the MIC product have been enhanced with more functionality through various strategic alliances and partnerships that offer business process partnering (outsourcing), accounting, claims administration capabilities and actuarial and statistical reporting services.  We also intend to continue to enhance our functional components based upon market demand, existing customer needs, new capabilities offered by Web Services as well as changes in technology (for example, support for personal digital assistants, or PDAs), especially Internet technologies. We have also developed integration and inter-connection capabilities for MIC to exchange data with third party systems which should bring significant benefit to our customers by reducing data entry and reducing the exposure to errors & omissions liability.

We are also increasing and enhancing our services portfolio.  We have expanded our professional services with conversion and interface offerings.  We developed new rule-based capabilities to enable us to implement data exchange services that will save our customers time and effort converting to our products or linking our products to existing systems.  We also have developed a “custom” service offering for customers who desire specially-tailored services, service level agreements and other services that enable them to achieve their business objectives.

In February 2007, we announced that we were extending MIC capabilities by acquiring and integrating the application processing functionality of the brokerage application processing platform of InsureHiTech, a specialty wholesale insurance brokerage for hedge funds, private equity, technology and life science companies.

Competition

The computer software and services industry is highly competitive and rapidly changing, as current competitors expand their product offerings and new companies enter the marketplace.  Because of our extensive knowledge-base in the insurance industry, however, we believe that our products offer customers certain advantages not available from our competitors.  Our customers have access to our extensive experience and software inventory in the area of rating and policy issuance of commercial lines policies, among the most complex of insurance transactions.

There are a number of larger companies, including computer software, services and outsourcing companies, consulting firms, computer manufacturers and insurance companies that have greater financial resources than we have and possess the technological ability to develop software products similar to those we offer.  These companies represent a significant competitive challenge to our business.  Very large insurers that internally develop systems similar to ours may or may not become our major customers for software or services.  We compete on the basis of our insurance knowledge, products, service, price, system functionality and performance and technological advances.

Marketing

We maintain an in-house sales and marketing staff. We also utilize distributors, outside consultants and other complimentary service providers to market our products.  We are continuing to redesign our Internet site and establish linkages to portals and other web sites.  This is an on-going effort that will continue to expand in 2008 as we focus on the Internet as a valuable source of information for current and potential customers interested in our products and services.  We also participate in and display and demonstrate our software products at industry trade shows.  Our consulting staff, business partners and other third parties also generate sales leads.  We also communicate with our existing customers in a variety of ways including an annual Customer Conference.

Research And Development

Our business is characterized by rapid business and technological change.  We believe our success will depend, in part, on our ability to meet the new needs of our customers and the marketplace as well as continuing to enhance our products based on new technologies.  Accordingly, we must maintain ongoing research and development programs to continually add value to our suite of products, as well as any possible expansion of our product lines.

Our goal with all of our products and services is to enhance the ease of implementation, functionality, long-term flexibility and the ability to provide improved customer service.

Research and development expenses were $510,000, $464,000 and $809,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Backlog

We had no license, maintenance, professional services or ASP backlog of unbilled work as of December 31, 2007.

Major Customers

Our product line is in use in over 35 companies.  For the years ended December 31, 2007, 2006 and 2005, we had two, three and one customer(s) who contributed revenues in excess of 10% of our total revenues for the respective years.  AIGT generated 19%, 27% and 23% of our revenues for the years ended December 31, 2007, 2006 and 2005, respectively.  One other customer generated 25% of our revenue for the year ended December 31, 2007.

We had no export sales in 2007, 2006 and 2005.

Employees

We had 44 employees as of December 31, 2007.  None of our employees are represented by a labor union, and we have not experienced any work stoppages.  We believe that relations with our employees are good.

Legal Proceedings

We are not involved in any legal proceedings, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our business, financial position, results of operations or liquidity.

Facilities

Our headquarters is located in Fairfield, New Jersey, where we occupy approximately 20,000 square feet under a lease that expires at October 31, 2012.  Currently, we fully utilize this facility.  We believe that our headquarters is well maintained and adequate to meet our needs in the foreseeable future.

MANAGEMENT

Executive Officers and Directors

Our current directors and executive officers are as follows:

John W. Roblin	63	Chairman of the Board of Directors and Chief Executive Officer
Russell Cleveland	70	Director
Earl Gallegos	50	Director
Mark D. Johnston	51	Director
Manish D. Shah	37	Director, President and Chief Technology Officer
Maryanne Z. Gallagher	47	Executive Vice President and Chief Operating Officer
Ann F. Massey	50	Chief Financial Officer

John W. Roblin has served as our Chief Executive Officer since December 1999 and as a director since March 2000.  He was named Chairman of the Board of Directors in February 2001.  He served as our President from December 1999 to November 2008.  Prior to joining us, Mr. Roblin was Chief Information Officer and Senior Vice President for CIGNA Property and Casualty, positions he held since 1998.  From 1994 until 1998, he was Chief Information Officer and Senior Vice President for Advanta Corporation.  Prior to 1994, he was the Chief Information Officer at Chubb & Son, USF&G and Traveler’s Personal Lines Division.

G. Russell Cleveland has served as a member of our Board since July 2001.  Mr. Cleveland is the President, Chief Executive Officer, sole director and the majority shareholder of RENN Capital Group, Inc.  He is also the President, Chief Executive Officer and director of Renaissance Capital Growth & Income Fund III, Inc.  RENN Capital Group, Inc. is the investment manager of Renaissance Capital Growth & Income Fund III, Inc., Renaissance US Growth Investment Trust PLC and Global Special Opportunities Trust PLC, investment trusts listed on the London Stock Exchange.  Mr. Cleveland is a Chartered Financial Analyst with more than 40 years of experience as a specialist in investments in smaller capitalization companies.  A graduate of the Wharton School of Business, Mr. Cleveland has served as President of the Dallas Association of Investment Analysts.  Mr. Cleveland serves on the boards of directors of Renaissance US Growth Investment Trust PLC, Renaissance Capital Growth & Income Fund III, Inc., CaminoSoft Corp., Integrated Security Systems, Inc., BPO Management Services and Access Health USA, Inc.  See “Certain Relationships and Related Transactions.”

Earl Gallegos has served as a member of our Board since March 1997.  Mr. Gallegos is the principal of Earl Gallegos Management Corporation, a management consulting firm founded by him in July 1994 specializing in the insurance and software industries.  Mr. Gallegos is a founder of Peak Performance Solutions Inc., a privately held insurance technology firm, and he served as a director of Zytalis Inc., a privately held information technology professional services firm, from October 1999 to December 2006.  Mr. Gallegos was appointed as an outside director of Fidelity National Real Estate Solutions (FNRES) as of March 1, 2007. Mr. Gallegos has also served as a director of Bridium, Inc., a privately held technology firm, from July 1998 to August 2003, Fidelity National Information Solutions, Inc., a publicly held company listed on Nasdaq, from September 1997 to September 2003, eGovNet, Inc., a privately held government technology services firm, from September 2002 to September 2003, and PracticeOne, Inc., a privately held medical practice management software company, from November 2002 to January 2005. In addition, Mr. Gallegos is currently a director of (FNRES) Fidelity National Real Estate Solutions a private company specializing in Internet Real Estate technology.

Mark D. Johnston has served as a member of our Board since April 1996.  Mr. Johnston served as our Chairman of our Board from November 1999 until February 2001 and served as our Interim Chief Financial Officer from March 2000 to February 2001.  Mr. Johnston was named to our Board pursuant to the terms of a Stock Purchase Agreement, dated as of March 31, 1996, among our company, SIL and Care Corporation Limited.

Manish D. Shah has served as a member of our Board and as our President since November 2008 and has served as our Chief Technology Officer since May 2004.  Prior to his promotion to the position of our President, he served as our Executive Vice President since May 2008.  Mr. Shah served as our Director of Technology from December 2002 through May 2004 and served as our technology consultant from September 2000 through December 2001.  He graduated with Honors from the Columbia University Executive MBA Program in May of 2008.  Prior to joining us, Mr. Shah held several technology management positions at various companies such as Andersen Consulting, P&O Nedlloyd and Tata Consultancy Services in different industries for over 10 years.

Maryanne Z. Gallagher has served as our Executive Vice President and Chief Operating Officer since May 2008 and February 2001, respectively.  Prior to holding the position of Chief Operating Officer, she served as our Senior Vice President since January 2000.  From November 1998 until December 1999, Ms. Gallagher served as our Vice President - Customer Service.  Ms. Gallagher joined us in 1990 and has held various development and support positions in our Classic division through 1998.

Ann F. Massey has served as our Chief Financial Officer since February 2001, as our Secretary since April 1997 and as our Controller since March 1997.  From March 1996 to March 1997, Ms. Massey served as our Assistant Treasurer.  From 1994 until February 1996, Ms. Massey served as Assistant Controller for our insurance services division.  Prior to 1994, Ms. Massey had served as our Accounting Manager.

Director Independence

The Board of Directors has determined that Messrs. Gallegos and Johnston are independent within the meaning of regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee

Our executive compensation program is overseen and administered by the Compensation Committee of the Board of Directors.  The members of the Compensation Committee are John Roblin and Mark Johnston.  The Compensation Committee sets the principles and strategies that serve to guide the design of the Company’s employee compensation and benefit programs.  The Compensation Committee annually evaluates the performance of the Chief Executive Officer and other executive officers.  Taking the performance evaluations into consideration, the Committee establishes and approves the compensation levels for the executive officers.

The principal functions of the Compensation Committee are:

•	To establish and periodically review the Company’s compensation philosophy and the adequacy of compensation plans and programs for directors, executive officers and other employees;

•	To establish compensation arrangements and incentive goals for executive officers and to assist the Board of Directors in the administration of compensation plans;

•	To review the performance of the executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance;

•	To periodically report on the Compensation Committee’s activities to the full Board of Directors; and

•	To prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

Mr. Roblin does not participate in the Compensation Committee’s decisions regarding his compensation.  His compensation is separately evaluated by Mr. Johnston and the remaining members of the Board, who take into consideration overall Company performance in attaining established targets for income before taxes and developing and achieving short term and long term goals for the Company.  Such targets are set forth in Mr. Roblin’s employment agreement.  As a result of this review, the Compensation Committee concluded that Mr. Roblin’s compensation was reasonable and not excessive based on his leadership, decision-making skills, experience, knowledge, communication with the Board of Directors and strategic recommendations.

Compensation Objectives and Principles

Our overall objective is to attract, retain, motivate and reward high caliber executives who deliver superior short and long-term performance that builds shareholder value.  To achieve our objective, the Compensation Committee has set the following guiding principles in the design and administration of the Company’s compensation programs:

•	Attract, motivate and retain executive officers who can make significant contributions to the Company’s long-term success;

•	Align the interests of executive officers with those of shareholders; and

•
Tie individual compensation awards to business and individual performance with a portion of executive compensation designed to create incentives for superior performance and consequences for below target performance.

Our compensation policy is designed to compensate our executive officers based on a number of factors, including:

•	the individual’s position and responsibilities within the Company;

•	the overall importance of the individual’s responsibilities in helping the Company achieve success;

•	specific tasks that the individual may be required to perform during a particular time period;

•	the individual’s skill set, experience and education;

•	market conditions, as measured by, among other things, the Company’s knowledge of peer company compensation policies and geographical considerations, including the cost of living;

•	the Company’s performance in areas for which the individual has responsibility; and

•	the Company’s overall performance.

Principal Elements of Compensation

We provide the following principal elements of compensation to our executive officers:

•	Base salary – We provide a fixed base salary to our executive officers to compensate them for services provided to the Company during the fiscal year;

•
Annual cash bonuses – We provide cash bonus awards to our executive officers which vary in amount depending upon the executive’s individual performance and the achievement of certain predetermined goals and objectives for the fiscal year; and

•
Equity incentive awards – We provide equity incentive awards to our executive officers comprised of stock options and shares of restricted stock which are intended to reward them for prior and future performance, as well as to motivate them to stay with the Company and build stockholder value.

The Compensation Committee developed a compensation evaluation program that requires management to set goals at the beginning of each fiscal year for increasing income before taxes from the previous year in order to evaluate management’s performance.  Salary increases for each fiscal year have been based upon the Company attaining the earnings performance targets for the preceding fiscal year, unusual achievements and cost of living.  Bonuses, if any, are divided among the executive group after evaluation of each individual’s performance, in consultation with senior management.  Option grants are similarly based.  In 2007, we paid bonuses to our three named executive officers totaling $379,000.  All of our bonus payments in 2007 were approved by our Board.

In addition to these elements of executive compensation, we provide our executive officers with other benefits generally available to all eligible employees, such as participation in our health and retirement plans.  We also provide or reimburse costs associated with certain limited perquisites and personal benefits and provide certain of our executive officers with certain change-in-control benefits.

Equity Incentive Plans

The Compensation Committee believes that stock options provide a valuable tool for aligning the interests of management with stockholders and focusing management’s attention on the long-term growth of the Company.  In addition, the Committee believes that the awarding of stock options is essential to attract and retain the talented professionals and managers needed to ensure the continued success of the Company.

During 2007, the Company had two stock option plans which were in effect.  Under the 1994 Stock Option Plan for Independent Directors, which was amended in June 2000, options for the purchase of up to 750,000 shares of our common stock may be granted to directors who are not employees.  This plan will expire on December 31, 2009.

Under the Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”), a maximum of 5,000,000 shares of the Company’s common stock are available for grants of all equity awards under this plan.  On March 25, 2008, the 2005 Plan was further amended and restated in order to make the Company’s directors who are not employees of the Company eligible participants under the 2005 Plan.  This plan will expire on June 6, 2015.

Employment Agreements and Severance Arrangements/Change of Control Agreements

We have not entered into employment arrangements with any of our executive officers, except for Mr. Roblin, with whom we have entered into an Employment Agreement, and Mr. Shah, with whom we have entered into a Tuition Reimbursement Agreement.  Each of these agreements contains provisions which would entitle these executives to certain payments or benefits if their employment is terminated under certain circumstances, including after a “change of control” of the Company occurs.

The material terms of each of these executive’s employment agreements, and the payments or benefits which the executive officers would receive under different terminating circumstances, are set forth below in “−Employment Agreements or Arrangements of Executive Officers” and “−Potential Payments upon Termination or Change of Control”, respectively.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table summarizes the total compensation earned during 2007 and 2006 by our chief executive officer and our two next most highly compensated executive officers whose total compensation exceeded $100,000 in 2007:

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation	Total
John W. Roblin	2007	$300,000	$162,000	$128,484	$23,867 (3)	$614,351
Chairman of the Board of Directors and Chief Executive Officer(2)	2006	$300,000	–––	$36,643	$19,395 (4)	$356,038
Maryanne Z. Gallagher	2007	$187,000	$101,000	$12,443	$4,675 (6)	$305,118
Executive Vice President and Chief Operating Officer(5)	2006	$194,192	–––	$13,917	–––	$208,109
Manish D. Shah	2007	$168,000	$116,000	$27,976	$50,875 (8)	$362,851
President and Chief Technology Officer(7)	2006	$168,000	$2,500	$10,583	$19,246 (9)	$200,329
__________________________________________
(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year, in accordance with Statement of Financial Accounting Standards No. 123(R).

(2)	Mr. Roblin was also our President until November 2008.

(3)	Consists of $16,502 of automobile allowance and $7,365 of matching contributions to the Cover-All Technologies Inc. 401(k) Plan made by us.

(4)	Consists of $12,183 of automobile allowance and $7,212 of matching contributions to the Cover-All Technologies Inc. 401(k) Plan made by us.

(5)	Ms. Gallagher was appointed as our Executive Vice President in May 2008.

(6)	Represents matching contributions to the Cover-All Technologies Inc. 401(k) Plan made by us.

(7)	Mr. Shah was appointed as our President in November 2008.

(8)	Consists of $46,675 of tuition reimbursement and $4,200 of matching contributions to the Cover-All Technologies Inc. 401(k) Plan made by us.

(9)	Consists of $15,046 of tuition reimbursement and $4,200 of matching contributions to the Cover-All Technologies Inc. 401(k) Plan made by us.

On August 21, 2006, Ms. Gallagher and Mr. Shah received options to purchase 75,000 and 100,000 shares, respectively, of our common stock at an exercise price of $0.41 per share.  These options vest one-third on each of August 21, 2007, 2008 and 2009.  These options shall expire five years from the date of grant.

On January 1, 2007, Mr. Roblin received options to purchase 500,000 shares of our common stock at an exercise price of $0.79 per share.  These options vest as to all 500,000 shares three years following the date of grant; provided, that options as to 250,000 shares shall immediately vest and become exercisable on the first date the Company enters into a Qualifying Agreement (as defined below), and options as to 250,000 shares shall immediately vest and become exercisable on the date the Company enters into a second Qualifying Agreement.  A “Qualifying Agreement” means any fully executed customer agreement pursuant to which the Company is entitled to receive at least $1,000,000 in license revenue or maintenance (for the first year of such agreement) revenue.  These options shall expire five years from the date of grant.

On September 12, 2007, Ms. Gallagher and Mr. Shah received options to purchase 75,000 and 250,000 shares, respectively, of our common stock at an exercise price of $1.40 per share.  These  options vest one-third on each of September 13, 2009, 2010 and 2011.  These options shall expire five years from the date of grant.

Outstanding Equity Awards at December 31, 2007

The following table provides information concerning outstanding equity awards as of December 31, 2007, by each of our named executive officers:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (# ) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John W. Roblin	300,000	–––	0.53	12/22/08
	250,000	250,000 (1)	0.79	12/31/11
	125,000	–––	1.13	2/16/08

Maryanne Z. Gallagher	24,998	50,002 (2)	0.41	8/21/11
	100,000	–––	0.53	12/22/08
	75,000	–––	0.60	3/23/08
	–––	75,000 (3)	1.40	9/12/12

Manish D. Shah	33,330	66,670 (2)	0.41	8/21/11
	65,000	–––	0.53	12/22/08
	–––	250,000 (3)	1.40	9/12/12
___________________

(1)
These options vest on January 1, 2010; provided, that these options shall vest immediately and become exercisable when the Company enters into a Qualifying Agreement.  A “Qualifying Agreement” means any fully executed customer agreement pursuant to which the Company is entitled to receive at least $1,000,000 in license revenue or maintenance (for the first year of such agreement) revenue.

(2)	These options vest one-third on each of August 21, 2007, 2008 and 2009.

(3)	These options vest one-third on each of September 13, 2009, 2010 and 2012.

Employment Agreements or Arrangement of Executive Officers

John W. Roblin, Chairman and Chief Executive Officer

John W. Roblin has served as our Chief Executive Officer since December 1999, as our President from December 1999 to November 2008, and as a director since March 2000.

On December 26, 2006, the Company entered into an employment agreement with Mr. Roblin, effective as of January 1, 2007 (the “2007 Agreement”). The Compensation Committee determined Mr. Roblin’s salary based upon the factors discussed above relating to executive compensation in general and reflected the terms of that determination in Mr. Roblin’s employment agreement.

Pursuant to the 2007 Agreement, in 2007, Mr. Roblin was paid a base salary of $300,000, which is his annual salary rate that has been in effect since December 2003.  In addition, Mr. Roblin was entitled to a bonus based on the financial performance of the Company, which bonus shall be paid in the form of cash or shares of our common stock under our Amended and Restated 2005 Stock Incentive Plan.  In no event were cash payments to be made to Mr. Roblin pursuant to his performance bonus to exceed seventy percent (70%) of his base salary, and any bonus which may have been payable to Mr. Roblin in excess of seventy percent (70%) of his base salary shall have been payable in shares of our common stock. In 2007, the Company paid Mr. Roblin a bonus of $162,000.  Additionally, Mr. Roblin was entitled to annual paid vacation, participation in benefit plans applicable to our officers and executive employees and the use of a Company automobile for business purposes.

In addition, under the 2007 Agreement, Mr. Roblin received options to purchase 500,000 shares of our common stock.  The options, which were granted pursuant to the Amended and Restated 2005 Stock Incentive Plan at an exercise price per share equal to $0.79, the fair market value of such shares on the date of the grant, shall vest as to all 500,000 shares three years following the effective date of the employment agreement; provided, that options as to 250,000 shares shall immediately vest and become exercisable on the first date the Company enters into a Qualifying Agreement, and options as to 250,000 shares shall immediately vest and become exercisable on the date the Company enters into a second Qualifying Agreement.  On October 23, 2007, the Company entered into a Qualifying Agreement, and as a result 250,000 shares vested on such date.  As of December 31, 2007, options to purchase 250,000 shares of our common stock had not yet vested.

In 2007, the Company made total matching contributions of $7,365 to Mr. Roblin’s 401(k) Plan.

On December 26, 2007, the Company entered into a new employment agreement with Mr. Roblin, effective as of January 1, 2008 (the “2008 Agreement”).

Pursuant to the 2008 Agreement, Mr. Roblin will receive an annual base salary of $325,000 plus benefits and the use of a Company car.  In addition, Mr. Roblin is entitled to a bonus based on the financial performance of the Company.

Under the 2008 Agreement, Mr. Roblin received options to purchase 72,463 shares of our common stock.  The options, which were granted pursuant to the Amended and Restated 2005 Stock Incentive Plan at an exercise price per share equal to $1.38, the fair market value of such shares on the date of the grant, will vest as to all 72,463 shares on January 1, 2009, subject to the terms and conditions set forth in the Amended and Restated 2005 Stock Incentive Plan and a stock option agreement entered into by and between the Company and Mr. Roblin.

In addition, under the 2008 Agreement, Mr. Roblin received 150,000 shares of the Company’s common stock (the “Restricted Shares”), which vested as to 75,000 shares on January 1, 2008 and will vest as to 75,000 shares on January 1, 2009, in accordance with and subject to the terms and conditions set forth in the Company’s Amended and Restated 2005 Stock Incentive Plan and a restricted stock grant agreement entered into by and between the Company and Mr. Roblin.

Mr. Roblin’s 2008 Agreement is for a term of two years, provided, that each of Mr. Roblin and the Company may terminate the agreement at any time, with or without reason or cause, upon written notice to the other party.  If the employment of Mr. Roblin is terminated for any reason, including upon the expiration of the employment agreement, Mr. Roblin will be entitled to receive (i) any accrued and unpaid base salary and accrued and unused vacation days through the date of termination, (ii) the pro rata portion of his performance bonus based on the number of days he was employed during the fiscal year for which such bonus is computed and (iii) any unreimbursed business expenses.  In addition, Mr. Roblin will be entitled to receive, as severance, for a period of six months following such termination, his base salary, benefits and the continued use of the Company car.  Upon such termination, the Company and Mr. Roblin have agreed to mutually release each other for all claims arising in connection with Mr. Roblin’s employment with the Company.

The 2008 Agreement also contains a confidentiality provision, a non-solicitation covenant and a mutual non-disparagement clause.

Manish D. Shah, President and Chief Technology Officer

On September 1, 2006, we entered into a Tuition Reimbursement Agreement with Manish D. Shah, then our Chief Technology Officer.  Under this agreement, which expires 30 months after the date of the agreement, we will reimburse Mr. Shah for academic costs, up to a maximum of $75,000, in connection with Mr. Shah’s enrollment in the Executive MBA program at Columbia Business School.  If Mr. Shah voluntarily resigns for any reason, he would be required to reimburse us for a portion of the academic costs.  If Mr. Shah’s resignation follows a change of control (as defined in the agreement), Mr. Shah would only be required to reimburse us for 30 percent of the funds he would have otherwise been required to reimburse us for had no change of control occurred.  If he is terminated for cause (as defined in the agreement), Mr. Shah would be required to return all of the academic costs associated with the program.

None of our other executive officers have employment agreements, severance payment arrangements or payment arrangements that would be triggered by a change of control.

Potential Payments upon Termination or Change of Control

Pursuant to Mr. Roblin’s 2008 Agreement, if the employment of Mr. Roblin is terminated for any reason, including upon the expiration of the employment agreement, Mr. Roblin will be entitled to receive (i) any accrued and unpaid base salary and accrued and unused vacation days through the date of termination, (ii) the pro rata portion of his performance bonus based on the number of days he was employed during the fiscal year for which such bonus is computed and (iii) any unreimbursed business expenses.  In addition, Mr. Roblin will be entitled to receive, as severance, for a period of six months following such termination, his base salary, benefits and continued use of the Company car.

The following table shows the potential payments to Mr. Roblin if his employment were terminated following a change of control as of December 31, 2007, assuming his 2008 Agreement were in effect:

Name	Cash Severance (1)	Health/Welfare Benefits (2)	Company Car (3)	Acceleration of Options (4)	Total
John W. Roblin	$162,500	$10,893	$8,251	$147,500	$329,144
____________________
(1)	Cash severance equal to the sum of Mr. Roblin’s base salary for the six months following the termination date.

(2)	Includes medical, dental, life and contributions under our 401(k) plan. This value was calculated based on the approximate cost of these benefits for the six-month period.

(3)	This value was calculated based on the current cost of the Company car for the six-month period.

(4)
Represents the difference between the total market value (based on the closing price of $1.38 on December 31, 2007) of shares underlying options that become vested and exercisable on termination and the total exercise price of these options.

The following table shows the potential payments to the other named executive officers if their employment were terminated following a change of control as of December 31, 2007:

Name	Acceleration of Options (1)	Total
Maryanne Z. Gallagher	$48,502	$48,502
Manish D. Shah	$64,670	$64,670
___________________

(1)
Represents the difference between the total market value (based on the closing price of $1.38 on December 31, 2007) of shares underlying options that become vested and exercisable on termination and the total exercise price of these options.  These options accelerate pursuant to the Amended and Restated 2005 Stock Incentive Plan.

Pursuant to Mr. Shah’s Tuition Reimbursement Agreement, if Mr. Shah’s resignation follows a change of control (as defined in Mr. Shah’s employment agreement), Mr. Shah would be required to reimburse us for 30 percent of the tuition funds paid by the Company that he would have otherwise been required to reimburse us for had no change of control occurred.  Assuming that Mr. Shah had voluntarily resigned following a change of control on December 31, 2007, Mr. Shah would be required to reimburse us for $12,961 instead of $43,205 had he voluntarily resigned and no change of control had occurred.

COMPENSATION OF DIRECTORS

The following director compensation table shows the compensation we paid in 2007 to our non-employee directors:

Director Compensation Table

Name	Fees Earned or Paid in Cash	Total
G. Russell Cleveland	$11,000	$11,000
Earl Gallegos	$13,000	$13,000
Mark D. Johnston	$11,000	$11,000

For 2007, each of our non-employee directors received:  (i) an annual stipend of $6,000; (ii) $1,500 per each meeting attended, with an annual ceiling of $3,000; and (iii) $500 per each quarterly conference call attended, with an annual ceiling of $2,000.  Non-employee directors serving on our Audit Committee received an additional $500 per quarter.  We make all such payments to our non-employee directors quarterly and in arrears.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of December 15, 2008 as to the number of shares of our common stock beneficially owned by (i) each person we know to own beneficially more than 5% of our common stock, (ii) each person who is a director or who is a nominee to be a director, (iii) the executive officers for whom information is included in the Summary Compensation Table and (iv) all persons as a group who are directors and executive officers and as to the percentage of outstanding shares held by these persons on that date.

Name and Address	Amount Beneficially Owned (1)		Percent of Class (2)
Global Special Opportunities Trust PLC c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210, LB-59 Dallas, Texas 75206	1,526,871	(3)	6.3%
Renaissance US Growth Investment Trust PLC c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210, LB-59 Dallas, Texas 75206	6,107,529	(4)	25.3%
Atlantic Employers Insurance Company 1601 Chestnut Street, TL44D Philadelphia, PA 19101	1,238,273		5.1%
John W. Roblin	1,589,633	(5)	6.3%
G. Russell Cleveland	87,723	(6)	*
Earl Gallegos	105,723		*
Mark D. Johnston	2,416,687	(7)	10.0%
Maryanne Z. Gallagher	286,060	(8)	1.2%
Manish D. Shah	166,666	(9)	1.0%
All current directors and executive officers as a group (7 persons)	4,695,825	(10)	19.3%
______________________________

* Less than one percent.

(1)
Except as otherwise noted, all persons have sole voting and investment power with respect to their shares.  All amounts shown in this column include shares obtainable upon exercise of options or warrants within sixty (60) days of the date of this table.

(2)
Based upon 24,134,683 total outstanding shares of common stock on December 15, 2008, plus shares of common stock that may be acquired by the person indicated pursuant to any options or warrants exercisable within sixty (60) days.

(3)
Represents 1,476,871 shares of common stock and 50,000 shares of common stock issuable upon the exercise of outstanding warrants.  Mr. Cleveland is President and Chief Executive Officer of RENN Capital Group, Inc., the investment manager of Global Special Opportunities Trust PLC (formerly known as US Special Opportunities Trust PLC and BFS US Speical Opportunities Trust PLC).  Mr. Cleveland disclaims beneficial ownership as to the shares beneficially owned by Global Special Opportunities Trust.  See “Certain Relationships and Related Transactions.”

(4)
Represents 6,057,529 shares of common stock and 50,000 shares of common stock issuable upon the exercise of outstanding warrants.  Mr. Cleveland is President and Chief Executive Officer of RENN Capital Group, Inc., the investment manager of Renaissance US Growth Investment Trust PLC (formerly known as Renaissance US Growth & Income Trust PLC).  Mr. Cleveland disclaims beneficial ownership as to the shares beneficially owned by Renaissance US Growth Investment Trust.  See “Certain Relationships and Related Transactions.”

(5)
Represents 717,170 shares of common stock and 872,463 shares of common stock that may be acquired pursuant to the exercise of outstanding stock options.  See “Certain Relationships and Related Transactions.”

(6)	Represents 62,723 shares of common stock and 25,000 shares of common stock that may be acquired pursuant to the exercise of outstanding stock options.

(7)	Represents 2,391,687 shares of common stock and 25,000 shares of common stock that may be acquired pursuant to the exercise of outstanding stock options.

(8)	Represents 136,060 shares of common stock and 150,000 shares of common stock that may be acquired pursuant to the exercise of outstanding stock options.

(9)	Represents 35,000 shares of common stock and 131,666 shares of common stock that may be acquired pursuant to the exercise of outstanding stock options.

(10)	Includes 1,237,462 shares of common stock that may be acquired pursuant to the exercise of outstanding stock options and warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2001, we issued $1,800,000 aggregate principal amount of 8% convertible debentures due 2008 (the “2008 Debentures”), and in 2002, we issued $700,000 aggregate principal amount of 8% convertible debentures due 2009 (the “2009 Debentures”).  Of the total principal amount of the 2008 Debentures, two funds managed by RENN Capital Group, Inc. (each of whom or their successor is a selling stockholder hereunder) purchased an aggregate of $1,400,000 in principal amount and John W. Roblin, our Chairman of the Board and Chief Executive Officer (and who at the time was also our President), purchased $100,000 in principal amount.  All of the 2009 Debentures were purchased by the RENN funds.  Mr. Russell Cleveland is the President, Chief Executive Officer, sole director and majority shareholder of RENN Capital Group.  Mr. Cleveland was named one of our directors in 2001 after the consummation of the sale of the 2008 Debentures.

In 2005, the holders of the 2008 Debentures elected to convert all of their monthly principal installments due in 2005, totaling $220,121, under such debentures into shares of our common stock at the conversion price of $0.30 per share in lieu of receiving such installment payments in cash.  In connection with this conversion, we issued to the holders of the 2008 Debentures an aggregate of 733,739 shares of our common stock. Of such shares, an aggregate of 591,118 shares were issued to the RENN funds upon the conversion of $177,336 of principal of such debentures, and an aggregate of 35,655 shares were issued to Mr. Roblin upon the conversion of $10,697 of principal of such debentures. In 2005, we made an aggregate of $184,000 of interest payments on the 2008 Debentures and 2009 Debentures.  Of such interest payments, the RENN funds received an aggregate of $155,807 in interest payments on the debentures, and Mr. Roblin received an aggregate of $7,169 in interest payments on the debentures.

In 2006, the holders of the 2008 Debentures and 2009 Debentures elected to convert a portion of their monthly principal installments due in 2006, totaling $127,254, under such debentures into shares of our common stock at the conversion price of $0.30 per share in lieu of receiving such installment payments in cash.  In connection with this conversion, we issued to the holders of such debentures an aggregate of 424,181 shares of our common stock.  Of the shares of common stock issued in connection with these conversions, an aggregate of 359,066 shares were issued to RENN funds upon conversion of $107,720 of principal amount of such debentures, and 16,279 shares were issued to Mr. Roblin upon conversion of $4,884 of principal amount of such debentures.

In January 2007, the holders of the 2008 Debentures and 2009 Debentures elected to convert the remaining portion of their monthly principal installments due in 2006, totaling $119,807, under such debentures into shares of our common stock at the conversion price of $0.30 per share in lieu of receiving such installment payments in cash.  In connection with this conversion, we issued to the holders an aggregate of 399,358 shares of our common stock.  Of the shares of common stock issued in connection with these conversions, an aggregate of 697,120 shares were issued to the RENN funds upon conversion of $209,136 of principal of such debentures, and 31,605 shares were issued to Mr. Roblin upon conversion of $9,482 of principal of such debentures.

In March 2007, the RENN funds elected to convert all of their remaining unpaid principal amount due on their 2008 Debentures and 2009 Debentures, totaling $1,631,601, into shares of our common stock at the conversion price of $0.30 per share in lieu of receiving such payments in cash.  In June 2007, the remaining holders of the 2008 Debentures elected to convert their monthly principal installments due in 2007 totaling $33,617 into shares of our common stock at the conversion rate of $0.30 per share in lieu of receiving such payments in cash.  In connection with these conversions, we issued to the holders an aggregate of 5,550,725 shares of our common stock.  Of the shares of common stock issued in connection with these conversions, an aggregate of 5,438,670 shares were issued to the RENN funds upon conversion of $1,631,601 of principal of such debentures, and 28,014 shares were issued to Mr. Roblin upon conversion of $8,404 of principal of such debentures.

In June 2008, Mr. Roblin elected to convert all of the then-remaining unpaid principal amount due on his 2008 Debentures, totaling $65,566, into 218,553 shares of our common stock at the conversion price of $0.30 per share.

In 2002, we issued the holders of our 2008 Debentures and 2009 Debentures an aggregate of 128,572 warrants to purchase such number of shares of our common stock at an exercise price of $0.22 per share (the “2002 Warrants”), as consideration for the receipt of waivers from them with respect to our non-compliance with certain financial covenants contained in the convertible loan agreements related to the 2008 Debentures and 2009 Debentures.  Of the 2002 Warrants, an aggregate of 100,000 warrants were issued to the RENN funds and 7,143 warrants were issued to Mr. Roblin.  In March 2007, the holders of our 2002 Warrants exercised all of the then outstanding 2002 Warrants at an exercise price of $0.22 per share.  In connection with these exercises, we issued an aggregate of 128,572 shares of our common stock to the holders of our 2002 Warrants.  Of the shares of common stock issued in connection with these exercises, an aggregate of 100,000 shares were issued to the RENN funds, and 7,143 shares were issued to Mr. Roblin.

In 2006, we issued the holders of our 2008 Debentures and 2009 Debentures an aggregate of 128,572 warrants to purchase such number of shares of our common stock at an exercise price of $0.35 per share (the “2006 Warrants”), as consideration for the receipt of the waivers from them with respect to our non-compliance with certain financial covenants contained in the convertible loan agreements related to the 2008 Debentures and 2009 Debentures.  These warrants expire in 2011.  Of the 2006 Warrants, an aggregate of 100,000 warrants were issued to the RENN funds and 7,143 warrants were issued to Mr. Roblin.  In December 2007, Mr. Roblin exercised all of his outstanding 2006 Warrants at an exercise price of $0.35 per share.  In connection with such exercise, we issued 7,143 shares of our common stock to Mr. Roblin.

SELLING STOCKHOLDERS

An aggregate of 9,876,584 shares of common stock, which consists of 9,776,584 shares of common stock and 100,000 shares of common stock issuable upon the exercise of our outstanding warrants, may be offered for sale and sold from time to time pursuant to this prospectus by the selling stockholders. The term “selling stockholder” includes the stockholders listed below and their transferees, pledgees, donees, assignees or other successors. We have agreed to register all of the shares offered hereby for resale by the selling stockholders under the Securities Act and to pay all of the expenses in connection with such registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

The following table sets forth, for each the selling stockholers to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this Offering, assuming all shares offered hereby are sold.

Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares of common stock. All of the information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 24,134,683 shares of our common stock issued and outstanding on a fully diluted basis as of December 15, 2008.

For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and such information is not necessarily indicative of beneficial ownership for any other purpose.  Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

Name of Selling Stockholder	Number of Shares Beneficially Owner Prior to Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering	% of Common Stock Beneficially Owned After the Offering
Global Special Opportunities Trust PLC c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210, LB-59 Dallas, Texas 75206	1,526,871(1)	1,309,671(2)	217,200	*

Renaissance US Growth Investment Trust PLC c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210, LB-59 Dallas, Texas 75206	6,107,529(3)	5,890,329(2)	217,200	*

Mark D. Johnston	2,416,687(4)	2,328,964	87,723	*

John Roblin	1,589,633(5)	347,620	1,242,013	5.0%
______________________________

* Less than one percent.

(1)
Includes 50,000 shares of common stock issuable upon the exercise of outstanding warrants.  Mr. Cleveland is President and Chief Executive Officer of RENN Capital Group, Inc., the investment manager of Global Special Opportunities Trust PLC (formerly known as US Special Opportunities Trust PLC and BFS US Special Opportunities Trust PLC).  Mr. Cleveland has been a director of the Company since 2001.

(2)	Includes 50,000 shares of common stock issuable upon the exercise of outstanding warrants.

(3)
Includes 50,000 shares of common stock issuable upon the exercise of outstanding warrants.  Mr. Cleveland is President and Chief Executive Officer of RENN Capital Group, Inc., the investment manager of Renaissance US Growth Investment Trust PLC (formerly known as Renaissance US Growth & Income Trust PLC).  Mr. Cleveland has been a director of the Company since 2001.

(4)	Includes 25,000 shares of common stock that may be acquired pursuant to the exercise of outstanding stock options. Mr. Johnston has been a director of the Company since 1996.

(5)
Includes 872,463 shares of common stock that may be acquired pursuant to the exercise of outstanding stock options.  Mr. Roblin has served as our Chief Executive Officer and a director since 1999.  He also has served as our Chairman of the Board since 2001 and our President from 1999 until November 2008.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share.

Common Stock

As of December 15, 2008, we had 24,134,683 shares of common stock outstanding.

The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by stockholders.  The holders of shares of common stock may not cumulate their votes in elections for directors, which means that holders of more than half of the outstanding shares of common stock can elect all our directors standing for election.

The holders of shares of common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors in its discretion from any assets legally available therefore.  If we dissolve, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders.  The holders of common stock have no preemptive, subscription, conversion or redemption rights and are not subject to further calls or assessments or rights of redemption by the Company.

Warrants

As of December 15, 2008, an aggregate of 121,429 warrants, expiring in 2011, to purchase 121,429 shares of our common stock were outstanding and exercisable at a current exercise price of $0.35 per share.

The current exercise prices of these warrants are subject to adjustment if and whenever we issue or sell additional shares of our common stock for less than 95% of the market price on the date of issuance or sale, in which case the exercise price will be reduced to a new exercise price in accordance with the terms of the warrant.

Pursuant to the terms of these warrants, the issuance or sale of additional shares of common stock resulting from (1) the exercise of stock options to be granted in the future to employees or directors pursuant to our existing stock option plans or (2) the exercise of any convertible security, in either case outstanding on the date of the warrant, will not trigger any adjustment to the exercise price of the warrants.

Classifications of The Board of Directors

Our Certificate of Incorporation provides that we have three classes of directors, with the term of each class to run for three years and expire at successive annual meetings of the stockholders.  Thus, it would take a minimum of two annual meetings of the stockholders to change the majority of the Board of Directors.  Only the Board of Directors may fill vacancies on the Board of Directors that may occur between annual meetings.  In addition, any director elected to fill a vacancy on the Board will serve for the balance of the term of the replaced director.

Certain Provisions in Our Certificate of Incorporation

Our Certificate of Incorporation contains certain provisions that would have an effect of delaying, deferring or preventing a change of control of the Company in connection with certain business combinations.  Article Seventh provides that the affirmative vote of at least 80% of the outstanding shares of voting stock is required to approve (1) the sale (or similar transfer) of all or substantially all of the assets of the Company to a “related corporation,” (2) the consolidation of the Company with, or its merger into, a “related corporation,” (3) the merger into the Company of a “related corporation,” (4) any agreement relating to the transactions referred to in (1) through (3), and (5) any amendment to said

Article Seventh.  A “related corporation” is any corporation which, together with its affiliated and associated persons (as such terms are defined), owns of record or beneficially more than 5% of the Company’s outstanding voting stock entitled to vote on the subject transaction.  These provisions, however, do not apply if a majority of the Company’s disinterested directors approve the subject transaction, in which event approval of such transaction shall require only such affirmative vote as is otherwise required by law.

In addition, Article Fifth of the Certificate of Incorporation requires the approval of 80% of the voting stock to remove a director without cause, to alter, repeal or modify those provisions of the Company’s by-laws relating to the number, election and terms of directors, newly created directorships and vacancies and removal of directors, and to amend said Article Fifth (relating generally to the Company’s Board of Directors).

Transfer Agent

American Stock Transfer & Trust Company is the Transfer Agent and Registrar for the Company’s common stock.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders.  The term “selling stockholder” includes transferees, pledgees, donees, assignees or other successors in interest selling shares received after the date of this prospectus from each selling stockholder.  The number of shares beneficially owned by a selling stockholder will decrease as and when it effects any such transfers.  The plan of distribution for the selling stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees assignees or other successors will be selling stockholders hereunder.  To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

The selling stockholders may, from time to time, sell any and all of their shares of common stock on the Over-the-Counter Bulletin Board (or any other market, exchange or trading facility on which the shares are then listed) or in private transactions.  The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price.  The selling stockholders may also make sales in negotiated transactions.  The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	public or privately negotiated transactions;
•	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock.

In connection with distributions of the shares or otherwise, the selling stockholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;
•	sell the shares short and redeliver the shares to close out such short positions;
•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and
•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the selling stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods.  The selling stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus.  The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus; provided, however, in the event of a pledge or then default on a secured obligation by the selling stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of selling stockholders to include the pledge, secured party or other successors in interest of the selling stockholder under this prospectus.

The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions.  Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus.  The selling stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf.  In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

We have agreed to pay all fees and expenses incident to the registration of the shares.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements of Cover-All Technologies and its subsidiary as of December 31, 2007, 2006 and for each of the three fiscal years in the three-year period ended December 31, 2007, incorporated by reference herein, have been audited by Moore Stephens, P.C., an independent registered public accounting firm, as stated in their report dated March 28, 2008, which is incorporated by reference herein, and such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.  Our SEC filings are also available to the public at the SEC’s web site at “http://www.sec.gov.”

This prospectus is only part of a Registration Statement on Form S-1 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the Registration Statement.  We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.  You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,
•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or
•	obtain a copy from the SEC website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to "incorporate by reference" the information that we file with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed on March 28, 2008;
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, as filed on May 9, 2008;
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, as filed on August 11, 2008;
•	Our Quarterly Report on Form 10-Q for the Registrant’s fiscal quarter ended September 30, 2008, as filed on November 10, 2008;
•	Our definitive Proxy Statement used in connection with the Annual Meeting of Stockholders held on June 6, 2008, as filed on April 29, 2008; and
•	Our Current Reports on Form 8-K, as filed on June 3, 2008, June 18, 2008, November 7, 2008 and November 24, 2008.

You should rely only on the information contained in this prospectus or that information to which this prospectus has referred you by reference. We have not authorized anyone to provide you with any additional information.

These documents may also be accessed through our website at www.cover-all.com or as described under "Where You Can Find More Information." The information and other content contained on or linked from our website are not part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus but not delivered with this prospectus. Any request may be made by writing or calling us at the following address or telephone number:

Ms. Ann F. Massey
55 Lane Road, Suite 300
Fairfield, New Jersey 07004
(973) 461-5190

FINANCIAL STATEMENTS

With respect to our unaudited interim financial statements, the Registrant hereby incorporates by reference the following:

•	Consolidated Balance Sheets as of September 30, 2008 (unaudited);

•	Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2008 and 2007 (unaudited);

•	Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2008 and 2007 (unaudited); and

•	Notes to Consolidated Financial Statements (unaudited),

contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 10, 2008.

With respect to our audited annual consolidated financial statements, the Registrant hereby incorporates by reference the following:

•	Report of Moore Stephens, P.C., Independent Registered Public Accounting Firm;

•	Consolidated Balance Sheets as of December 31, 2007 and 2006;

•	Consolidated Statements of Operations for the Years Ended December 31, 2007, 2006 and 2005;

•	Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Years Ended December 31, 2007, 2006 and 2005;

•	Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005; and

•	Notes to Consolidated Financial Statements,

contained in our annual report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 28, 2008.

9,876,584 Shares of Common Stock

COVER-ALL TECHOLOGIES INC.

Prospectus

, 2008

No dealer, salesperson or any person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by the prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.  Until [                    ], 2009, all dealers that effect transactions in this securities, whether or not participating in this offering may be required to deliver a prospectus.  This is an addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the Company’s estimates of the expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by the Company.

Item	Amount
SEC registration fee	$359
Legal fees and expenses	$50,000*
Accounting fees and expenses	$7,500*
Printing fees and expenses	$1,000*
Miscellaneous fees and expenses	$1,141*
Total	$60,000*
______________
*Estimated

Item 14.  Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.  The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The power to indemnify applies to actions brought by or in the right of the company as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions.  A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article X of the Company’s By-Laws provides that a director or officer of the Company shall by indemnified by the Company against judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, actually and necessarily incurred by such person in connection with the defense of or any appeal therein, to the full extent permitted under the laws of the State of Delaware from time to time in effect.  The Company shall have the power to purchase and maintain insurance for the indemnification of such directors, officers to the full extent permitted under the laws of the State of Delaware from time to time in effect.  Such right of indemnification shall not be deemed exclusive of any other rights of indemnification to which such director or officer may be entitled.

Item 15.  Recent Sales of Unregistered Securities.

We have sold or issued the following securities that were not registered under the Securities Act during the three year period ending on the date of filing of this registration statement:

In August 2006, the holders of our 2008 Debentures and 2009 Debentures elected to convert an aggregate of $127,254 principal amount of such debentures for share of our common stock at the conversion price of $0.30 per share.  In connection with this conversion, we issued to the holders of the debentures an aggregate of 424,181 shares of our common stock.  No cash proceeds were received by us in connection with each conversion of the debentures.  The shares of our common stock issued upon each conversion of the debentures were issued exempt from registration in reliance on Section 3(a)(9) of the Securities Act as an exchange of securities by an issuer with its existing security holders where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

In January 2007, the holders of our 2008 Debentures and 2009 Debentures elected to convert an aggregate of $119,807 principal amount of such Debentures for shares of our common stock at the conversion price of $0.30 per share.  In connection with this conversion, we issued to the holders of the debentures an aggregate of 399,358 shares of our common stock.  No cash proceeds were received by us in connection with each conversion of the debentures.  The shares of our common stock issued upon each conversion of the debentures were issued exempt from registration in reliance on Section 3(a)(9) of the Securities Act as an exchange of securities by an issuer with its existing security holders where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

In March 2007, we issued an aggregate of 5,438,670 shares of our common stock to the RENN funds in connection with their election to convert an aggregate of $1,631,601 principal amount of the 2008 Debentures and 2009 Debentures at a conversion price of $0.30 per share.  No cash proceeds were received by us in connection with each conversion of the debentures.  The shares of our common stock issued upon each conversion of the debentures were issued exempt from registration in reliance on Section 3(a)(9) of the Securities Act as an exchange of securities by an issuer with its existing security holders where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

In March 2007, we issued an aggregate of 128,572 shares of our common stock to US Special Opportunities Trust PLC (the predecessor of Global Special Opportunities Trust PLC), Renaissance US Growth Investment Trust PLC, Mr. Roblin and certain other investors upon their exercise of an aggregate of 128,572 warrants to purchase 128,572 shares of our common stock at an exercise price of $0.22 per share.  The issuance of such shares was exempt from registration in reliance on Section 4(2) of the Securities Act.

In June 2007, the holders of the 2008 Debentures converted an aggregate of $33,617 in principal of such debentures into a total of 112,055 shares of our common stock at the conversion price of $0.30 per share.  No cash proceeds were received by us in connection with this partial conversion of the 2008 Debentures.  The shares of our common stock issued upon the conversion of the debentures were issued exempt from registration in reliance on Section 3(a)(9) of the Securities Act as an exchange of securities by an issuer with its existing security holders where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

In December 2007, we issued an aggregate of 7,143 shares of our common stock to Mr. Roblin, upon his exercise of an aggregate of 7,143 warrants to purchase 7,143 shares of our common stock at an exercise price of $0.35 per share.  The issuance of such shares was exempt from registration in reliance on Section 4(2) of the Securities Act.

In June 2008, Mr. Roblin and certain other investors converted an aggregate of $262,265 in principal of our 2008 Debentures into a total of 874,217 shares of our common stock.  No cash proceeds were received by us in connection with this partial conversion of the 2008 Debentures.  The shares of our common stock issued upon the conversion of the debentures were issued exempt from registration in reliance on Section 3(a)(9) of the Securities Act as an exchange of securities by an issuer with its existing security holders where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

Item 16.  Exhibits

The Exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, New Jersey on December 22, 2008.

COVER-ALL TECHNOLOGIES INC.

By:	/s/ John W. Roblin
John W. Roblin
Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

We the undersigned officers and directors of Cover-All Technologies, Inc., hereby severally constitute and appoint John W. Roblin and Ann F. Massey (with full power to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John W. Roblin	Chairman of the Board of Directors and Chief	December 22, 2008
John W. Roblin	Executive Officer (Principal Executive Officer)

/s/ Ann F. Massey	Chief Financial Officer, Controller and Secretary	December 22, 2008
Ann F. Massey	(Principal Financial and Accounting Officer)

/s/ Manish D. Shah	Director, President and Chief Technology Officer	December 22, 2008
Manish D. Shah

/s/ Russell Cleveland	Director	December 22, 2008
Russell Cleveland

/s/ Earl Gallegos	Director	December 22, 2008
Earl Gallegos

/s/ Mark Johnston	Director	December 22, 2008
Mark Johnston

EXHIBIT INDEX

Exhibit No.	Description

2
Certificate of Merger of the Company Computer Systems, Inc. (a New York corporation) into the Registrant, filed on June 11, 1985 [incorporated by reference to Exhibit 2 to the Registrant’s Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 29, 1986].

3(a)
Certificate of Incorporation of the Registrant filed on April 22, 1985 [incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 29, 1986].

3(b)
Certificate of Amendment of Certificate of Incorporation of the Registrant filed on May 6, 1987 [incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 33-17533) filed on September 29, 1987].

3(c)
Certificate of Amendment of Certificate of Incorporation of the Registrant filed on March 26, 1990 [incorporated by reference to Exhibit 3(d) to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on June 14, 1990].

3(d)
Certificate of Amendment of Certificate of Incorporation of the Registrant filed on March 18, 1992 [incorporated by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K (Commission File No. 0-13124) filed on March 30, 1992].

3(e)
Certificate of Amendment of Certificate of Incorporation of the Registrant [incorporated by reference to Exhibit 3(e) to the Registrant’s Amendment No. 1 to Registration Statement on Form S-3 (Commission File No. 0-13124) filed on July 10, 1996].

3(f)
Certificate of Amendment of Certificate of Incorporation of the Registrant filed on July 12, 2000 [incorporated by reference to Exhibit 3(g) to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on August 11, 2000].

3(g)
By-laws of the Registrant, as amended [incorporated by reference to Exhibit 3(g) to the Registrant’s Amendment No. 1 to Registration Statement on Form S-3 (Commission file No. 0-13124) filed on July 10, 1996].

4	Form of Common Stock Certificate of the Registrant [incorporated by reference to Exhibit 4(a) to the Registrant’s Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 29, 1986].

5*	Opinion of DLA Piper LLP (US).

10(a)
Warner Insurance Services, Inc. Tax Saver 401(k) Salary Reduction Plan adopted May 31, 1985 and restated as of August 11, 1992 [incorporated by reference to Exhibit 10(k) to the Registrant’s Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 28, 1993].

10(b)(1)
1994 Stock Option Plan for Independent Directors adopted by the Board of Directors of the Registrant on November 10, 1994 [incorporated by reference to Exhibit 10(n)(1) to the Registrant’s Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 17, 1995].

10(c)(8)
Amendment to Non-Qualified Stock Option Agreement, dated as of December 20, 2004, between the Registrant and Mark D. Johnston [incorporated by reference to Exhibit 10(c)(8) to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on August 15, 2005].

10(c)(9)
Amendment to Non-Qualified Stock Option Agreement, dated as of December 20, 2004, between the Registrant and Earl Gallegos [incorporated by reference to Exhibit 10(c)(9) to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on August 15, 2005].

10(c)(10)
Amendment to Incentive Stock Option Agreement, dated as of December 20, 2004, between the Registrant and John Roblin [incorporated by reference to Exhibit 10(c)(10) to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on August 15, 2005].

10(c)(11)
Amendment to Incentive Stock Option Agreement, dated as of December 20, 2004, between the Registrant and John Roblin [incorporated by reference to Exhibit 10(c)(11) to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on August 15, 2005].

10(c)(14)	Form of Non-Qualified Stock Option Agreement [incorporated by reference to Exhibit 10(c)(14) the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on May 15, 2006].

10(c)(15)	Form of Incentive Stock Option Agreement [incorporated by reference to Exhibit 10(c)(15) the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on May 15, 2006].

10(c)(16)	Form of Restricted Stock Grant Agreement [incorporated by reference to Exhibit 10(c)(16) the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on May 15, 2006].

10(c)(17)
Form of Non-Qualified Stock Option Agreement (for Consultants) [incorporated by reference to Exhibit 10(c)(13) the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on May 15, 2006].

10(c)(18)
Cover-All Technologies Inc. Amended and Restated 2005 Stock Incentive Plan [incorporated by reference to Exhibit 10(c)(18) to the Registrant’s Form 8-K (Commission File No. 0-13124) filed on March 27, 2008].

10(c)(19)	Summary of 2008 Non-Employee Director Compensation dated March 25, 2008 [incorporated by reference to Exhibit 99.1 the Registrant’s Form 8-K (Commission File No. 0-13124) filed on March 27, 2008].

10(d)(1)
Lease Agreement, dated March 3, 2005, by and between the Registrant and Fairfield 80 Venture, LLC [incorporated by reference to Exhibit 10(d)(4) to the Registrant’s Annual Report on Form 10-K (Commission File No. 0-13124) filed on March 25, 2005].

10(e)(3)
Tuition Reimbursement Agreement, dated September 1, 2006, between the Registrant and Manish D. Shah [incorporated by reference to Exhibit 10(p) to the Registrant’s Form 8-K (Commission File No. 0-13124) filed on September 1, 2006].

10(e)(5)
Employment Agreement, dated December 26, 2006, by and between the Registrant and John Roblin [incorporated by reference to Exhibit 10(e)(5) to the Registrant’s Form 8-K (Commission File No. 0-13124) filed on December 27, 2006].

10(e)(6)
Amendment No. 1 to the Employment Agreement, dated April 26, 2007, between the Registrant and John Roblin [incorporated by reference to Exhibit 10(e)(6) to the Registrant’s Form 8-K (Commission File No. 0-13124) filed on April 30, 2007].

10(e)(7)
Employment Agreement, dated December 26, 2007, by and between the Registrant and John Roblin [incorporated by reference to Exhibit 10(e)(7) to the Registrant’s Form 8-K (Commission File No. 0-13124) filed on December 27, 2007].

10(i)(17)
Limited Waiver to the Convertible Loan Agreement, dated as of March 31, 2007, by John Roblin and Stuart Sternberg [incorporated by reference to Exhibit 10(i)(17) to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on May 11, 2007].

10(i)(18)
Limited Waiver to Convertible Loan Agreement, dated as of June 30, 2007, by John Roblin and Stuart Sternberg [incorporated by reference to Exhibit 10(i)(18) to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on August 10, 2007].

10(i)(19)
Limited Waiver to Convertible Loan Agreement, dated as of September 30, 2007, by John Roblin and Stuart Sternberg [incorporated by reference to Exhibit 10(i)(19) to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on November 13, 2007].

10(j)(i)
Asset Purchase Agreement, dated January 22, 2007, between the Registrant and Maloy Risk Services, Inc. [incorporated by reference to Exhibit 10(j)(i) to the Registrant’s Form 8-K (Commission File No. 0-13124) filed on January 26, 2007].

10(j)(ii)
Commission Agreement, dated January 22, 2007, between the Registrant and Maloy Risk Services, Inc. [incorporated by reference to Exhibit 10(j)(ii) to the Registrant’s Form 8-K (Commission File No. 0-13124) filed on January 26, 2007].

21	Subsidiaries of the Registrant [incorporated by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 11, 1996].

23.1*	Consent of MSPC.

23.2*	Consent of DLA Piper LLP (US) [included in Exhibit 5].

24*	Power of Attorney [included on the signature page].

_____________
*      Filed herewith.